                                                               Filed Pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32755


[LOGO OF WEEKS CORPORATION APPEARS HERE]

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 1, 1997

                                6,000,000 SHARES
                               WEEKS CORPORATION
LOGO          8.00% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
[LOGO OF WEEKS
CORPORATION
APPEARS HERE]
                           (PAR VALUE $.01 PER SHARE)
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                                  ----------
  The Company is a publicly traded real estate investment trust that focuses primarily on the acquisition, development, ownership and operation of industrial and office properties in select suburban markets in the southeastern United States.

  Dividends on the Company's 8.00% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, offered by this Prospectus Supplement will be cumulative from the date of original issue and will be payable quarterly in arrears on the last day of January, April, July and October of each year (or, if such day is not a business day, the next business day), commencing on October 31, 1997, at the rate of 8.00% of the liquidation preference per annum. See "Description of Series A Preferred Shares--Dividends."

  The Series A Preferred Shares are not redeemable prior to October 10, 2002. On and after such date, the Series A Preferred Shares may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series A Preferred Shares will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Series A Preferred Shares--Redemption." Subject to certain limited exceptions, ownership of more than 7.5% of the Series A Preferred Shares is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Capital Stock--Restrictions on Transfer" in the accompanying Prospectus.

  The Company has filed an application to list the Series A Preferred Shares on the New York Stock Exchange, although there can be no assurance that such shares will be approved for listing.
                                  ----------
  THESE  SECURITIES  HAVE   NOT  BEEN  APPROVED  OR
   DISAPPROVED  BY  THE  SECURITIES  AND  EXCHANGE
   COMMISSION  OR ANY STATE SECURITIES  COMMISSION
    NOR   HAS   THE   SECURITIES   AND   EXCHANGE
     COMMISSION   OR    ANY   STATE   SECURITIES
     COMMISSION  PASSED  UPON  THE  ACCURACY  OR
      ADEQUACY  OF  THIS PROSPECTUS  SUPPLEMENT
       OR THE PROSPECTUS  TO WHICH IT RELATES.
       ANY  REPRESENTATION TO THE CONTRARY  IS
        A CRIMINAL OFFENSE.

                                  ----------

                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) DISCOUNT(2)  COMPANY(1)(3)
                                    ----------------- ------------ -------------
Per Share..........................      $25.00         $0.7875      $24.2125
Total..............................   $150,000,000     $4,725,000  $145,275,000

-----
(1) Plus accrued dividends, if any, from the date of original issue.
(2) The Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deducting estimated expenses of $650,000 payable by the Company.

                                  ----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about October 10, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
        A.G. EDWARDS & SONS, INC.
                 MORGAN STANLEY DEAN WITTER
                                                   THE ROBINSON-HUMPHREY COMPANY

                                  ----------
           The date of this Prospectus Supplement is October 7, 1997

[MAP OF SOUTHEASTERN UNITED STATES, HIGHLIGHTING WEEKS
CORPORATION'S CURRENT MARKETS; CENTER OF PAGE]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SERIES A PREFERRED SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following is qualified in its entirety by the more detailed information and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and incorporated herein or therein by reference. This Prospectus Supplement and the accompanying Prospectus, including documents incorporated herein and therein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Business and Properties--Acquisition and Development Risks" appearing elsewhere in this Prospectus Supplement. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes the Underwriters' over-allotment option is not exercised. As used herein, the term "Company" includes Weeks Corporation and its predecessors and subsidiaries, including Weeks Realty, L.P. (the "Operating Partnership") and its subsidiaries, unless the context indicates otherwise. The offering of 6,000,000 shares of the Company's 8.00% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), pursuant to this Prospectus Supplement is referred to herein as the "Offering."

                                  THE COMPANY

  The Company is a publicly traded real estate investment trust ("REIT") that focuses primarily on the acquisition, development, ownership and operation of industrial and office properties in select suburban markets in the southeastern United States.

  The Company's portfolio is comprised of 264 properties totaling approximately
19.8 million square feet (the "Properties"), including 32 Properties and one Property expansion (totaling approximately 3.7 million square feet) under development and/or under agreement to acquire. The Company currently manages, or expects to manage upon completion or acquisition, all of the Properties. Industrial Properties represent approximately 90% of the square footage of all of the Properties, and suburban office Properties represent approximately 10%. The average Occupancy Rate of the Company's In-service Properties was 96.5% at June 30, 1997. As used in this Prospectus Supplement, "In-service Properties" excludes those Properties under development which are not yet stabilized and Properties under agreement to acquire. "Occupancy Rate" means the rate of occupancy calculated based on leases under which tenants are paying rent.

  The Company also owns or controls (through agreements to acquire, options and marketing and development agreements) approximately 1,768 net usable acres of undeveloped land located primarily in existing business parks with zoning and infrastructure in place. The Company believes the development potential of this land may ultimately total approximately 19.0 million square feet.

  With its recent acquisitions in Nashville and in the Raleigh-Durham-Chapel Hill area of North Carolina (the "Research Triangle") and with the continued expansion of its activities in Orlando, the Company has reduced its concentration of Properties in metropolitan Atlanta to 68.7% as of June 30, 1997 (based on square footage and pro forma to include the Properties under development and/or under agreement to acquire) from 92.9% at December 31, 1995 (calculated on the same basis on that date). In addition, the Company has significantly increased its tenant base and reduced its exposure to any single tenant. At June 30, 1997, the Company's In-service Properties were leased to

695 tenants, and the Company's largest tenant represented 3.1% of the Company's total Annualized Base Rent. This compares to 351 tenants at December 31, 1995, with the Company's largest tenant representing 6.9% of the Company's total Annualized Base Rent on that date. As used in this Prospectus Supplement, "Annualized Base Rent" means annualized current base rent assuming expiration of rental concessions, if any, for leases under which tenants are paying rent.

  The Company owns, develops and operates industrial and suburban office Properties located primarily in landscaped business park settings. The Company's business strategy emphasizes high quality Properties and tenant service. The Company's approximately 420 employees have experience and are engaged in virtually every aspect of the real estate business, including development, construction, engineering, design, landscape, leasing, marketing and property management. The Company's strategy for growth includes intensive management of its Properties, developing and acquiring additional Properties that are consistent with its existing portfolio, and owning and controlling undeveloped land sufficient to develop new and existing business parks and to meet the expansion and relocation needs of tenants. The Company concentrates its activities in a limited number of cities in the Southeast where it believes it can sustain a significant market presence.

                                 THE PROPERTIES

  The following table sets forth, as of the date of this Prospectus Supplement, the location of the 264 Properties, including the 32 Properties and one Property expansion (totaling approximately 3.7 million square feet) under development and/or under agreement to acquire, and the Company's undeveloped land interests. See "Business and Properties--Acquisitions" and "-- Development."

                                                                       ESTIMATED
                                                                      DEVELOPMENT
                                               PERCENT  UNDEVELOPED   POTENTIAL OF
                           NUMBER     TOTAL    OF TOTAL    LAND       UNDEVELOPED
                             OF       SQUARE    SQUARE  (NET USABLE       LAND
LOCATION                 PROPERTIES    FEET      FEET     ACRES)    (SQUARE FEET)(1)
--------                 ---------- ---------- -------- ----------- ----------------
Atlanta, GA.............    191     13,585,608   68.7%      918.2      10,612,500
Nashville, TN...........     25      2,522,916   12.8       166.7       2,064,000
Research Triangle, NC...     32      2,428,156   12.3       254.2       2,790,000
Orlando, FL.............     13        850,830    4.3        56.6         874,000
Spartanburg, SC.........      3        385,600    1.9       372.7       2,617,500
                            ---     ----------  -----     -------      ----------
  Total.................    264     19,773,110  100.0%    1,768.4      18,958,000
                            ===     ==========  =====     =======      ==========

--------
(1) Based upon the Company's estimate of the appropriate density and anticipated building types that may be developed, net of land necessary to provide for adequate infrastructure. There can be no assurance that the Company's estimate of development potential will be realized.

                                  THE OFFERING

  For a more complete description of the terms of the Series A Preferred Shares, including definitions of capitalized terms used but not defined in this summary, see "Description of Series A Preferred Shares" in this Prospectus Supplement.

Securities Offered..........  6,000,000 Series A Preferred Shares.

Use of Proceeds.............  The net proceeds to the Company from the Offering of approximately $144.6 million will be used to repay borrowings under the Company's unsecured revolving line of credit (the "Credit Facility"). See "Use of Proceeds."

Ranking.....................  With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares will rank senior to the Company's common stock, par value $.01 per share ("Common Stock"). See "Description of Series A Preferred Shares-- Ranking."

Dividends...................  Dividends on the Series A Preferred Shares will be cumulative from the date of original issue and will be payable quarterly in arrears on the last day of January, April, July and October of each year (or, if such day is not a business day, the next business day), commencing on October 31, 1997, at the rate of 8.00% of the liquidation preference per annum (equivalent to $2.00 per share per annum). Dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. See "Description of Series A Preferred Shares--Dividends."

Liquidation Rights..........  The liquidation preference for each Series A
                              Preferred Share is $25.00. Upon liquidation, holders will be entitled to be paid the liquidation preference plus an amount equal to accrued and unpaid dividends thereon out of the assets available for such payment. See "Description of Series A Preferred Shares-- Liquidation Rights."

Redemption..................  Except in certain circumstances relating to preservation of the Company's status as a REIT, the Series A Preferred Shares are not redeemable prior to October 10, 2002. On and after October 10, 2002, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends thereon. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of the Company. See "Description of Series A Preferred Shares-- Redemption."

Voting Rights...............  Holders of Series A Preferred Shares generally will have no voting rights except as required by law. However, if dividends on the Series A Preferred Shares are in arrears for six or more consecutive quarterly periods, holders of Series A Preferred Shares (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company until all such dividend arrearages are eliminated. See "Description of Series A Preferred Shares--Voting Rights."

Conversion..................  The Series A Preferred Shares are not convertible into or exchangeable for any other property or security of the Company.

Ownership Limits............  Subject to certain limited exceptions, ownership of more than 7.5% of the Series A Preferred
                              Shares is restricted in order to maintain the Company's ability to qualify as a REIT for federal income tax purposes. See "Description of Capital Stock--Restrictions on Transfer" in the accompanying Prospectus.

Trading.....................  The Company has filed an application to list the
                              Series A Preferred Shares on the New York Stock Exchange, although there can be no assurance that such shares will be approved for listing.

                    SELECTED FINANCIAL AND OTHER INFORMATION

  The following table sets forth the Company's consolidated selected financial and operating information for the six months ended June 30, 1997 and 1996, and the years ended December 31, 1996 and 1995. The Company's selected balance sheet data is presented as of June 30, 1997 and December 31, 1996. This information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                           SIX MONTHS    SIX MONTHS
                              ENDED         ENDED         YEAR          YEAR
                          JUNE 30, 1997 JUNE 30, 1996     ENDED         ENDED
                           (UNAUDITED)   (UNAUDITED)  DEC. 31, 1996 DEC. 31, 1995
                          ------------- ------------- ------------- -------------
                                (IN THOUSANDS EXCEPT PER SHARE INFORMATION)
OPERATING DATA:
Rental revenues.........    $ 36,279      $ 21,943      $  48,162     $  31,217
Total revenues..........      41,338        24,508         53,883        35,271
Property operating,
 maintenance and real
 estate tax expenses....       8,089         4,840         10,750         6,896
Depreciation and
 amortization...........      11,044         6,000         13,474         8,177
Interest expense........       9,554         4,955         11,779         8,106
Amortization of deferred
 financing costs........         452           421            864           691
General and
 administrative
 expenses...............       2,419         1,414          3,039         1,848
Interest income.........         543           198            492           334
Equity in earnings of
 unconsolidated
 subsidiaries...........       1,224           543          1,340         1,220
Income before minority
 interests..............      11,756         7,619         15,809        11,107
Net income..............       8,906         6,193         12,745         8,426
Net income per common
 share..................    $   0.59      $   0.56      $    1.11     $    1.03
Weighted average shares
 outstanding............      14,994        11,156         11,512         8,171
                          JUNE 30, 1997
                           (UNAUDITED)  DEC. 31, 1996
                          ------------- -------------
                                (IN THOUSANDS)
BALANCE SHEET DATA:
Investment in real
 estate before
 accumulated
 depreciation...........    $687,909      $592,841
Net investment in real
 estate.................     636,878       551,372
Total assets............     688,195       591,849
Total indebtedness......     270,846       296,975
Shareholders' equity....     310,703       213,711
                           SIX MONTHS    SIX MONTHS
                              ENDED         ENDED         YEAR          YEAR
                          JUNE 30, 1997 JUNE 30, 1996     ENDED         ENDED
                           (UNAUDITED)   (UNAUDITED)  DEC. 31, 1996 DEC. 31, 1995
                          ------------- ------------- ------------- -------------
                          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND RATIOS)
OTHER DATA:
Cash provided by (used
 in):
  Operating activities..    $ 23,416      $ 13,132      $  28,031     $  18,678
  Investing activities..     (84,383)      (34,016)      (120,323)     (117,127)
  Financing activities..      60,831        20,009         91,570        93,097
Funds from
 operations(1)(2).......      22,525        13,639         29,323        19,307
Funds from operations
 attributable to the
 Company's
 shareholders(1)(2)(3)..      17,065        11,088         23,640        14,662
EBITDA(4)(5)............    $ 32,806      $ 18,995      $  41,926     $  28,081
Ratio of EBITDA to
 interest
 expense(4)(5)(6).......        3.28x         3.53x          3.32x         3.19x
Ratio of earnings to
 fixed charges(7).......        1.78x         2.06x          1.90x         1.99x
Total square feet of
 stabilized and In-
 service Properties(8)..      14,786         9,355         12,976         8,862
Number of stabilized and
 In-service
 Properties(8)..........         216           140            188           134

--------
(1) The Company believes that funds from operations provides an additional indicator of the financial performance of the Company. "Funds from operations" is defined by the National Association of Real Estate Investment Trusts ("NAREIT") to mean net income (loss) determined in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Funds from operations does not represent cash flow from operating, investing and financing activities as defined by GAAP. Additionally, funds from operations does not measure whether cash flow is sufficient to fund all cash flow needs, including principal amortization, capital expenditures and dividends to shareholders, and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or as an alternative to cash flow, as defined by GAAP, as a measure of liquidity. Funds from operations presented herein under the NAREIT guidelines is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company's funds from operations is comparable to the funds from operations of real estate companies that use the current NAREIT definition.
(2) Effective for the year ended December 31, 1996, the Company implemented the new guidelines issued by NAREIT in 1995 for calculating funds from operations. The primary difference between the Company's funds from operations under the new guidelines and prior years is that the Company now reduces reported funds from operations for the amortization of deferred financing costs and recognizes rental income for purposes of computing funds from operations on a "straight-line" basis. Previously reported funds from operations were $20,017,000 and funds from operations attributable to the Company's shareholders were $15,201,000 for the year ended December 31, 1995.
(3) Represents the Company's share of funds from operations, net of amounts attributable to minority interests.
(4) EBITDA is calculated as income before minority interests, plus interest expense, depreciation and amortization and income taxes, if any. The Company does not incur corporate income tax. See "Federal Income Tax Considerations" in the accompanying Prospectus.
(5) EBITDA (i) does not represent cash flow from operations as defined by GAAP;
    (ii) should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of operating performance; and (iii) is not an alternative to cash flows as a measure of liquidity. The Company's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisition and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Company's method of calculating EBITDA may be different from the methods used by other REITs.
(6) For the purpose of computing the ratio of EBITDA to interest expense, interest expense includes interest expense plus the amortization of deferred financing costs.
(7) For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income before minority interests. Fixed charges consist of interest costs, whether expensed or capitalized, and the amortization of deferred financing costs.
(8) At period end.

                                  THE COMPANY

  The Company is a publicly traded REIT that focuses primarily on the acquisition, development, ownership and operation of industrial and office properties in select suburban markets in the southeastern United States.

  The Company's portfolio is comprised of 264 Properties totaling approximately 19.8 million square feet, including 32 Properties and one Property expansion (totaling approximately 3.7 million square feet) under development and/or under agreement to acquire. The Company currently manages, or expects to manage upon completion or acquisition, all of the Properties. Industrial Properties represent approximately 90% of the square footage of all of the Properties, and suburban office Properties represent approximately 10%. The average Occupancy Rate of the Company's In-service Properties was 96.5% at June 30, 1997.

  The Company also owns or controls (through agreements to acquire, options and marketing and development agreements) approximately 1,768 net usable acres of undeveloped land located primarily in existing business parks with zoning and infrastructure in place. The Company believes the development potential of this land may ultimately total approximately 19.0 million square feet.

  With its recent acquisitions in Nashville and the Research Triangle and with the continued expansion of its activities in Orlando, the Company has reduced its concentration of Properties in metropolitan Atlanta to 68.7% as of June 30, 1997 (based on square footage and pro forma to include the Properties under development and/or under agreement to acquire) from 92.9% at December 31, 1995 (calculated on the same basis on that date). In addition, the Company has significantly increased its tenant base and reduced its exposure to any single tenant. At June 30, 1997, the Company's In-service Properties were leased to 695 tenants, and the Company's largest tenant represented 3.1% of the Company's total Annualized Base Rent. This compares to 351 tenants at December 31, 1995, with the Company's largest tenant representing 6.9% of the Company's total Annualized Base Rent on that date.

  The Company owns, develops and operates industrial and suburban office Properties located primarily in landscaped business park settings. The Company's business strategy emphasizes high quality Properties and tenant service. The Company's approximately 420 employees have experience and are engaged in virtually every aspect of the real estate business, including development, construction, engineering, design, landscape, leasing, marketing and property management. The Company's strategy for growth includes intensive management of its Properties, developing and acquiring additional Properties that are consistent with its existing portfolio, and owning and controlling undeveloped land sufficient to develop new and existing business parks and to meet the expansion and relocation needs of tenants. The Company concentrates its activities in a limited number of cities in the Southeast where it believes it can sustain a significant market presence.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Series A Preferred Shares offered hereby, after deducting underwriting discounts and commissions and expenses of the Offering, are expected to be approximately $144.6 million. The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Series A Preferred Shares to the Operating Partnership in exchange for 8.00% Series A Cumulative Preferred limited partnership interests in the Operating Partnership ("Series A Preferred Units"), the economic terms of which will be substantially identical to the Series A Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series A Preferred Shares) prior to any distribution of assets to the holders of common limited partnership interests in the

Operating Partnership ("Common Units") or to the holders of any other interest in the Operating Partnership, except for any other class or series of preferred limited partnership interests ranking senior to or on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualifications as a REIT.

  The Company intends to use the net proceeds of the Offering to repay borrowings under its Credit Facility, which amounts have been incurred to fund development and acquisition activities. The borrowings under the Credit Facility bear interest at floating rates based on LIBOR or the prime rate, and the weighted average rate on such borrowings as of June 30, 1997, was 7.15% per annum, excluding $50 million which had been swapped to fixed rates averaging approximately 8.0%. As of June 30, 1997, outstanding borrowings under the Credit Facility, including borrowings by unconsolidated subsidiaries of the Company, totaled approximately $105.7 million. Such outstanding borrowings under the Credit Facility, including borrowings by unconsolidated subsidiaries of the Company, totaled $165.6 million as of September 26, 1997. Effective September 1, 1997, the Company increased its borrowing capacity under the Credit Facility from $175 million to $225 million. The Credit Facility has an initial term through December 31, 1999, and provides for annual extensions through December 31, 2002.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds."

                                                          AS OF JUNE 30, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Debt and Minority Interest:
  Mortgage notes payable................................. $169,056   $169,056
  Bank credit facility...................................  101,790        --
  Minority interest in Operating Partnership.............   88,863     87,668
                                                          --------   --------
    Total debt and minority interest.....................  359,709    256,724
                                                          --------   --------
Shareholders' Equity:
  Preferred stock at $25.00 per share liquidation
   preference, $.01 par value per share, 20,000,000
   shares authorized, none issued and outstanding
   (6,000,000 Series A Preferred Shares issued and
   outstanding--as adjusted).............................      --     150,000
  Common Stock, $.01 par value per share, 100,000,000
   shares authorized, 17,682,788 shares issued and
   outstanding(1)........................................      177        177
  Additional paid-in capital.............................  375,638    370,263
  Deferred compensation..................................   (1,005)    (1,005)
  Accumulated deficit....................................  (64,107)   (62,912)
                                                          --------   --------
    Total shareholders' equity...........................  310,703    456,523
                                                          --------   --------
    Total capitalization................................. $670,412   $713,247
                                                          ========   ========

--------
(1) Excludes an aggregate of 5,057,836 shares of Common Stock issuable upon the exchange of Common Units and an aggregate of approximately 748,600 shares of Common Stock issuable upon the exercise of options granted to directors, executive officers, management and staff, and an aggregate of approximately 162,000 shares of Common Stock available for future grants pursuant to the Company's Incentive Stock Plan as of June 30, 1997.

                            BUSINESS AND PROPERTIES

  The following table sets forth, as of the date of this Prospectus Supplement, the location and type of the 264 Properties by square feet, including the 32 Properties and one Property expansion (totaling approximately
3.7 million square feet) under development and/or under agreement to acquire.

                        LOCATION AND TYPE OF PROPERTIES
                               (BY SQUARE FEET)

                           BUSINESS     BULK     BUSINESS     TOTAL     SUBURBAN                       PERCENT
LOCATION                 DISTRIBUTION WAREHOUSE   SERVICE   INDUSTRIAL   OFFICE    RETAIL    TOTAL     OF TOTAL
--------                 ------------ ---------  ---------  ----------  ---------  ------  ----------  --------
Atlanta, GA.............  6,730,995   4,409,490  1,346,830  12,487,315  1,049,316  48,977  13,585,608    68.7%
Nashville, TN...........  1,532,962     636,179    353,775   2,522,916        --      --    2,522,916    12.8
Research Triangle, NC...    629,597         --     987,509   1,617,106    811,050     --    2,428,156    12.3
Orlando, FL.............    310,007     368,633    172,190     850,830        --      --      850,830     4.3
Spartanburg, SC.........     92,400     293,200        --      385,600        --      --      385,600     1.9
                          ---------   ---------  ---------  ----------  ---------  ------  ----------   -----
 Total..................  9,295,961   5,707,502  2,860,304  17,863,767  1,860,366  48,977  19,773,110   100.0%
                          =========   =========  =========  ==========  =========  ======  ==========   =====
Percent of Total........       47.0%       28.9%      14.5%       90.4%       9.4%    0.2%      100.0%
                               ====        ====       ====        ====        ===     ===       =====

PROPERTY OCCUPANCY

  The following tables set forth the average Occupancy Rate of the Company's In-service Properties as of June 30,1997. At that date, the Company owned 216 In-service Properties totaling approximately 14.8 million square feet.

                    OCCUPANCY RATE OF IN-SERVICE PROPERTIES
                              AS OF JUNE 30, 1997
                            (BY PROPERTY LOCATION)

       Atlanta, GA.......................................................  96.3%
       Nashville, TN.....................................................  96.0
       Research Triangle, NC.............................................  99.8
       Orlando, FL.......................................................  93.7
       Spartanburg, SC................................................... 100.0
                                                                          -----
         Total average...................................................  96.5%
                                                                          =====

                    OCCUPANCY RATE OF IN-SERVICE PROPERTIES
                              AS OF JUNE 30, 1997
                              (BY PROPERTY TYPE)

       Business distribution.............................................  95.4%
       Bulk warehouse....................................................  99.6
       Business service..................................................  95.3
                                                                          -----
         Total industrial average........................................  96.7
                                                                          -----
       Suburban office...................................................  94.7
       Retail............................................................ 100.0
                                                                          -----
         Total average...................................................  96.5%
                                                                          =====

PROPERTY ANNUALIZED BASE RENT

  The following tables set forth, as of June 30, 1997, the total Annualized Base Rent from leases in the Company's In-service Properties, on a percentage basis by the location and type of Property.

                       PERCENTAGE OF ANNUALIZED BASE RENT
                              AS OF JUNE 30, 1997
                             (BY PROPERTY LOCATION)

       Atlanta, GA.......................................................  72.5%
       Nashville, TN.....................................................   9.4
       Research Triangle, NC.............................................  13.4
       Orlando, FL.......................................................   3.2
       Spartanburg, SC...................................................   1.5
                                                                          -----
         Total........................................................... 100.0%
                                                                          =====

                       PERCENTAGE OF ANNUALIZED BASE RENT
                              AS OF JUNE 30, 1997
                               (BY PROPERTY TYPE)

       Business distribution.............................................  46.7%
       Bulk warehouse....................................................  16.7
       Business service..................................................  16.9
                                                                          -----
         Total industrial................................................  80.3
                                                                          -----
       Suburban office...................................................  19.2
       Retail............................................................   0.5
                                                                          -----
         Total........................................................... 100.0%
                                                                          =====

ACQUISITIONS

  Since January 1, 1996, the Company has acquired 77 industrial and suburban office Properties with a total of approximately 4.8 million square feet, and with a total cost, including acquisition related costs and expenses, of approximately $284.0 million. In addition, the Company has agreed to acquire 8 industrial and suburban office Properties totaling approximately 900,000 square feet and with a total cost, including acquisition related costs and expenses, of approximately $55.6 million.

 ACQUISITIONS COMPLETED SINCE JANUARY 1, 1996

  The following table contains information regarding the Company's Properties acquired since January 1, 1996.

                 ACQUISITIONS--COMPLETED SINCE JANUARY 1, 1996

MARKET/                              NUMBER     TOTAL
PROPERTY OR                PROPERTY    OF      SQUARE   ACQUISITION OCCUPANCY   COST
BUSINESS PARK              TYPE(1)  BUILDINGS   FEET       DATE      RATE(2)  (000S)(3) MAJOR LESSEES
-------------              -------- --------- --------- ----------- --------- --------- -------------
ATLANTA
 Northwoods                     O        1       30,768   Apr-96       100%   $  2,602  ISI Systems, Nurse on Call
 Park Creek                     S        2      103,477   Jun-96       100       6,655  Whirlpool, Contel
 Northwoods                   D,S        9      394,657   Aug-96       100              Kraft General Foods
                                                                                        Schlumberger Industries,
                                                                                30,845  Rugby Group
 Northwest Business             S        2      139,129   Aug-96       100              Blockbuster Music, Aaron Rents
 Center
 6525 Jimmy Carter              D        1       92,735   Aug-96       100              Computer Communications
 Blvd.
                                                                                        Specialists
 Northwest Business Center    S,D        8      239,672   May-97        96              Dover Electric, LABCOR
 Franklin Forest              S,D        9      306,321   May-97        91      29,600  Tridom, Riverwood
                                                                                        International Corporation
ORLANDO
 100 Technology Park            S        1       60,711   Apr-97        61       3,352  Strombert Carlson
NASHVILLE--NWI
ACQUISTION
 Airpark Business           S,D,B       11      897,192   Nov-96        95              Airborne Freight,
 Center
                                                                                71,097  Nippon Express
 Brentwood South                D        6      504,264   Nov-96       100              Service Merchandise,
  Business Center

                                                                                        UPS, Matrix Exhibits
 Aspen Grove Business           D        1      127,285   Mar-97        94              AT&T Resource Management
  Center                                                                        12,498
 Four-Forty Business            B        1      165,902   Mar-97        90              UPS, Ingersoll Rand
  Center
RESEARCH TRIANGLE--
 LICHTIN ACQUISITION
 Perimeter Park                 S        1       50,231   Dec-96        94              Radian, Medaphis
 Perimeter Park West            O        4      276,645   Dec-96       100              Intersolv, Rhone-Poulenc, AT&T
 Interchange Plaza              O        2      107,121   Dec-96       100              Communications, DSA Atlantic
 Enterprise Center              S        2      210,741   Dec-96       100      90,461  Tekelec, Zevatech
 Metro Center                   D        3      272,427   Dec-96       100              Northern Telecom, Baxter,
                                                                                        Burnham
 Woodlake Center                D        1      108,000   Dec-96       100              R.R. Donnelley & Sons Co.
 6501 Weston Parkway            O        1       93,351   Dec-96       100              GTE Mobilnet, Burnham
 Research Triangle              D        3      154,341   Jan-97       100       5,200  Emco-Wheaton, Burnham
  Industrial Center
 1000 Perimeter Park            S        1       56,436   Jul-97        92       3,072  Healthsource
 Northern Telecom               S        6      370,734   Jul-97       100      23,196  Northern Telecom
 Properties
 1100 Perimeter Park            S        1       84,950   Aug-97       100       5,389  Coram Healthcare
 West                                  ---    ---------                ---    --------
                                        77    4,847,090                 97%   $283,967
                                       ===    =========                ===    ========

--------
(1) B=bulk warehouse; D=business distribution; S=business service; and O=suburban office.
(2) Occupancy Rate is as of June 30, 1997.
(3) Includes reserve for refurbishment costs, if any, and allocated closing and other transaction costs.

 PENDING ACQUISITIONS

  The following table contains information regarding the Company's Properties currently under agreement to acquire.

                   ACQUISITIONS--UNDER AGREEMENT TO ACQUIRE

                                   NUMBER    TOTAL   ESTIMATED            ESTIMATED
MARKET/PROPERTY OR       PROPERTY    OF     SQUARE  ACQUISITION OCCUPANCY   COST
BUSINESS PARK            TYPE(1)  BUILDINGS  FEET     DATE(2)    RATE(3)  (000S)(4) MAJOR LESSEES
------------------       -------- --------- ------- ----------- --------- --------- -------------
NASHVILLE--NWI
 ACQUISITION
 Airpark Business Center
 Bldg. XII(5)                B         1    156,830    4Q97         76%    $ 7,610  Molecular Systems Labs,
                                                                                    Harman Int'l Industries, DHL
 Bldg. X(5)                  D         1    106,122    4Q97        100       8,660  Square D, United Telephone
 Aspen Grove Business
  Center
 Bldg. II(5)                 D         1    106,358    1Q98         33       5,366  BellSouth Mobility, The Tennessean
 Bldg. V(5)                  D         1    160,848    1Q98         34       6,829  Corrigan Moving & Storage, Comdata
RESEARCH TRIANGLE--
 LICHTIN ACQUISITION
 Perimeter Park West(5)      O         1     55,636    4Q97         84       5,250  BE&K Engineering of
                                                                                    North Carolina
 Enterprise Center(5)        S         1     70,848    4Q97        100       6,500  Apria Healthcare
 Woodlake Center(5)          D         1     97,200    4Q97        100       4,100  Time Warner Entertainment
 Regency Forest(5)(6)        O         1    100,000    4Q97         73      11,300  Sprint
                                     ---    -------                ---     -------
                                       8    853,842                 71%    $55,615
                                     ===    =======                ===     =======

--------
(1) B=bulk warehouse; D=business distribution; S=business service; and O=suburban office.
(2) Estimated acquisition date represents the estimated closing date of the acquisition of such Property under the terms of the applicable agreements.
(3) Occupancy Rate is as of September 26, 1997.
(4) Estimated cost is based upon a number of factors, including the outstanding balance of assumed indebtedness and projected net operating income (as defined in the applicable acquisition agreements) of each Property. Cost includes estimated allocated closing and other transaction costs. There can be no assurance that the total cost of any of these Properties will not exceed the relevant estimate.
(5) Property under development or in lease-up.
(6) Property will be acquired prior to its estimated stabilization date, and will be treated as in development and lease-up until stabilized occupancy is achieved. The Company currently estimates that stabilization of the Property will be achieved during the second quarter of 1998.

  Pending NWI Acquisition. As part of the Company's acquisition of an approximately 1.4 million square foot portfolio of industrial properties and related business operations from NWI Warehouse Group, L.P. and its affiliates ("NWI"), the Company has agreed to acquire four industrial Properties totaling approximately 530,000 square feet currently under development. The acquisition of each of these four Properties is expected to be completed upon the earlier of (i) the substantial lease-up of the Property or (ii) March 31, 1998, for a combination of Common Units and the assumption of construction indebtedness. In addition, the Company has agreed to acquire, in staged acquisitions through the year 2003, approximately 105 net usable acres of undeveloped land for Common Units, the assumption of indebtedness or cash, or a combination thereof.

  Based upon currently available information, the Company estimates the aggregate acquisition consideration for the four Properties under development will total approximately $28.5 million and for the undeveloped land will total approximately $8.6 million. The actual amount of the acquisition consideration for the four Properties under development and the undeveloped land will be based upon a number of factors, including the outstanding balance of assumed indebtedness and the projected property operating income (as defined in the applicable acquisition agreements) of the applicable Property under development or, in certain instances, the buildings that are developed in the future on certain portions of the undeveloped land. One or more of these factors may vary from the Company's current expectations prior to consummation of these acquisitions. The Company has assumed development management responsibilities for tenant finish improvements for each of the four Properties under development. Closing of the acquisitions of the four Properties under development and the undeveloped land is subject to certain closing conditions, including updating the Company's due diligence procedures, and there is no assurance that these acquisitions will be consummated.

  Pending Lichtin Acquisition. As part of the Company's acquisition of an approximately 1.1 million square foot portfolio of industrial and suburban office properties and related business operations from Lichtin Properties, Inc. and its affiliates ("Lichtin"), the Company has agreed to acquire from Lichtin four Properties totaling approximately 324,000 square feet currently under development. The Company expects to complete the acquisition of each of these four Properties upon the earlier of (i) the substantial lease-up of the Property or (ii) June 30, 1998, for a combination of cash, Common Units and the assumption of construction indebtedness. The Company has also agreed to acquire from Lichtin approximately 59 net usable acres of undeveloped land in a staged acquisition over a period of approximately four years. Consideration for this undeveloped land is expected to consist of Common Units.

  Based upon currently available information, the Company estimates that the aggregate acquisition consideration for the four Properties under development to be acquired in future phases of the Lichtin acquisition is expected to be approximately $27.1 million. Consideration for the 59 net usable acres of undeveloped land will be approximately $7.4 million. The actual amount of the acquisition consideration relating to the four Properties under development will be based upon a number of factors, including the outstanding balance of assumed indebtedness at the time of acquisition and the projected net operating income (as defined in the applicable acquisition agreements) of each such Property. The Company has assumed development management responsibilities for each of the four Properties under development. Closing of the acquisitions of the four Properties under development and the undeveloped land is subject to certain closing conditions, including updating the Company's due diligence procedures, and there is no assurance that these acquisitions will be consummated.

DEVELOPMENT

  Since January 1, 1996, the Company has stabilized 22 industrial Properties and two Property expansions with a total of approximately 2.5 million square feet and with a total cost of approximately $103.3 million. As of September 26, 1997, these completed and stabilized Properties and the two Property expansions were leased an average of approximately 98%. In addition, the Company currently has 24 industrial and suburban office Properties and one industrial Property expansion under development totaling approximately 2.8 million square feet, with a total estimated cost of approximately $146.6 million. As of September 26, 1997, these Properties under development are leased or pre-leased an average of approximately 37%. See "--Acquisition and Development Risks."

  The following tables contain information regarding the Company's Properties stabilized since January 1, 1996 and currently under development or in lease-up.

            DEVELOPMENT PROPERTIES STABILIZED SINCE JANUARY 1, 1996

MARKET/                     PROPERTY  SQUARE   COMPLETION STABILIZATION  PERCENT  TOTAL COST
PROPERTY AND BUSINESS PARK  TYPE(1)    FEET     DATE(2)      DATE(3)    LEASED(4) (000S)(5)  MAJOR LESSEES
--------------------------  -------- --------- ---------- ------------- --------- ---------- -------------
MULTI-TENANT
ATLANTA
 3905 Steve Reynolds           D        64,800   Jun-95      Mar-96        100%     $ 2,561  Back Street, Arch Aluminum &
  Blvd. Gwinnett Pavilion                                                                    Glass Co., PrimeSource
 2775 Horizon Ridge Ct.        B       223,219   Jan-96      May-96        100        7,227  Fisher Scientific
  Horizon
 2660 Pinemeadow Ct.           B       104,000   Jul-96      Oct-96        100        3,076  Rockwell International,
  Pinebrook                                                                                  Atlanta Precision Molding
 3130 No. Berkeley Lake        B       240,000   Jan-96      Jan-97        100        5,640  Siemens Energy & Automation
  Rd. Berkeley Lake
 2780 Horizon Ridge Ct.        B       222,643   Oct-96      Jan-97        100        6,104  Best Buy
  Horizon
 5025 Derrick Jones            D        89,600   Apr-96      Aug-97        100        4,458  Professional Sales Group,
  Rd.(6) Southridge                                                                          Dedicated Transportation,
                                                                                             AIT Freight Systems
 3805 Crestwood Pkwy.          O       105,295   Mar-97      Aug-97         89       10,646  Det Norske Veritas, Optrex,
  Crestwood Pointe                                                                           Summit Group, Paccar
                                                                                             Financial, Astronet, Ganek
 3240 Town Point Dr.           D       140,400   Sep-96      Sep-97         77        5,585  Barco, Inc., Heidelberg
  Town Point                                                                                 USA, Inc., Commodore
                                                                                             Separation Tech, Inc.
 3280 Summit Ridge Pkwy.       B       173,360   Feb-97      Sep-97        100        4,999  Professional Book Dist.,
  Berkeley Lake                                                                              Public Storage, Wilmar Supply
ORLANDO
 8249 Parkline Blvd.(6)        D        33,600   Dec-95      Aug-96        100        1,974  Hellman International,
  Airport Commerce Ctr.                                                                      Invetech Co.
 2500 Principal Row            B       140,015   Sep-96      Sep-96        100        4,790  General Medical Corp.
  Orlando Central Park
SPARTANBURG
 170 Parkway West              B        96,000   Dec-95      Aug-96        100        2,810  European Textile,
  Hillside                                                                                   United HealthCare, Cryovac
 190 Parkway West              D        92,400   Jan-97      Mar-97        100        2,799  BMG Music
  Hillside
                                     ---------                             ---     --------
 SUBTOTAL MULTI-TENANT               1,725,332                              97       62,669
                                     ---------                             ---     --------
BUILD-TO-SUIT
ATLANTA
 7250 McGinnis Ferry Rd.       D        70,600   Jan-96      Feb-96        100%     $ 4,429  GE-Hitachi HVB
  Johns Creek
 3290 Summit Ridge Pkwy.       B       100,800   Jan-97      Jan-97        100        2,804  Central Garden & Pet
  Berkeley Lake
 4020 Steve Reynolds           D        44,260   Jan-97      Jan-97        100        2,174  Pike Nurseries
  Blvd. Gwinnett Pavilion
 240 Northpoint Pkwy.          B        95,100   Feb-97      Feb-97        100        2,796  Auto-Lok (expansion)
  Northpoint
 2555 Northwinds Pkwy.         O        64,981   Jun-97      Jun-97        100        8,561  DeVry
  Northwinds
 5755 Peachtree Ind.           O        50,000   Sep-97      Sep-97        100        4,615  IKON Office Solutions
  Blvd.
  IKON Campus
 5765 Peachtree Ind.           D        60,000   Sep-97      Sep-97        100        3,913  IKON Office Solutions
  Blvd.
  IKON Campus
 5775 Peachtree Ind.           D        60,000   Sep-97      Sep-97        100        3,194  IKON Office Solutions
  Blvd.
  IKON Campus
ORLANDO
 1630 Prime Ct.(6)             D        43,200   Aug-96      Sep-96        100        1,870  SIG Logistics and
  Airport Commerce Ctr.                                                                      Bakery Express
 9600 Parksouth Ct.            B       126,818   Sep-97      Sep-97        100        4,464  U.S. Office Products
SPARTANBURG
 285 Parkway East              B        57,600   Jul-96      Jul-96        100        1,807  Sally Foster (expansion)
  Hillside
                                     ---------                             ---     --------
 SUBTOTAL BUILD-TO-SUIT                773,359                             100       40,627
                                     ---------                             ---     --------
                                     2,498,691                              98%    $103,296
                                     =========                             ===     ========

                 PROPERTIES UNDER DEVELOPMENT OR IN LEASE-UP(7)

                                                                           PERCENT
                                       ESTIMATED ESTIMATED    ESTIMATED   LEASED OR   ESTIMATED
MARKET/                       PROPERTY  SQUARE   COMPLETION STABILIZATION   PRE-        TOTAL
PROPERTY AND BUSINESS PARK    TYPE(1)   FEET(8)   DATE(2)      DATE(3)    LEASED(4) COST(000S)(5) MAJOR LESSEES
--------------------------    -------- --------- ---------- ------------- --------- ------------- -------------
MULTI-TENANT
ATLANTA
 5195 Southridge                  D      60,000    Sep-95      Nov-97          0%      $2,758     N/A
  Pkwy.(9)(10)
  Southridge
 5149 Southridge                  D      46,800    Feb-96      Nov-97         64        2,497     Burlington Air Express
  Pkwy.(9)(10)                                                                                    (expansion)
  Southridge
 1335 Northmeadow                 S      88,783    Nov-96      Oct-97        100        6,950     Evans Technology, UPS,
  Pkwy.(10)(11)                                                                                   Visiting Nurse Health
  Northmeadow                                                                                     Systems, Pioneer,
                                                                                                  Checkmate Electronics
 250 Hembree Park Dr.(10)(11)     D      94,500    Nov-96      Nov-97         72        4,942     Paul Davis Systems,
  Northmeadow                                                                                     Roadtrac LP,
                                                                                                  SprintCom, Inc.
 120 Declaration                  B     301,200    Mar-97      Oct-97         70        7,841     Appleton Papers
  Dr.(10)
 Liberty
  Distribution
  Center
 1750 Beaver Ruin                 S      67,600    Apr-97      Nov-97        100        4,860     Liberty Mutual Insurance, SAAB
  Rd.(10)
 Gwinnett Park                                                                                    Cars USA, Inc., Business
                                                                                                  Telephone Systems, Inc.
 11390 Old Roswell                S      47,600    Jun-97      Jun-98         31        3,527     SprintCom, Inc.
  Rd.(10)(11)
 Northmeadow
 250 Horizon                      B     267,619    Aug-97      Aug-98         23        7,661     Euromarket Design, Inc.
  Drive(10)
 Horizon
 2775 Premiere Pkwy.              D      79,588    Oct-97      Oct-98         46        3,500     Innovative Product Achievements,
 The Business Park                                                                                Inc., The Walman Optical Co.
  at Sugarloaf
 2885 Breckinridge                S      82,349    Oct-97      Oct.98         86        5,866     Equifax, General
  Blvd.
 Park Creek                                                                                       Instrument
 3270 Summit Ridge                B     152,000    Oct-97      Oct-98          0        4,198     N/A
  Pkwy.
 Berkeley Lake
 130 Declaration Dr.              B     210,000    Dec-97      Dec-98          0        5,373     N/A
  Liberty
 660 Hembree Park                 D      94,500    Jan-98      Jan-99         53        4,226     BellSouth
  Dr.(11) Northmeadow                                                                             Entertainment, Inc.
 2550 Northwinds                  O     149,797    Feb-98      Feb-99          0       16,169     N/A
  Parkway
 Northwinds
 3885 Crestwood Pkwy.             O     105,295    Mar-98      Mar-99          0       11,109     N/A
 Crestwood Pointe
ORLANDO
 1629 Prime Ct.(10)               D      43,200    Jan-97      Nov-97        100        2,416     JD Group, Rocap
 Airport Commerce
  Center
 2490 Principal                   B     101,800    Apr-97      Nov-97        100        3,491     Greenmount Moving
  Row(10)                                                                                         and Storage, Inc.,
  Orlando Central                                                                                 Universal Studios Florida,
  Park                                                                                            The Standard Register Co.
 Celebration Blvd.                S      58,702    Mar-98      Mar-99          0        4,879     N/A
  Celebration
 255 Technology Pkwy.             S      52,777    Mar-98      Mar-99          0        3,257     N/A
 Technology Park
NASHVILLE
 736 Melrose Avenue               D     103,400    Dec-97      Dec-98          0        5,454     N/A
  Four-Forty Business
  Center

          PROPERTIES UNDER DEVELOPMENT OR IN LEASE-UP (CONTINUED)(7)

                                                                         PERCENT
                                     ESTIMATED ESTIMATED    ESTIMATED   LEASED OR   ESTIMATED
MARKET/                     PROPERTY  SQUARE   COMPLETION STABILIZATION   PRE-        TOTAL
PROPERTY AND BUSINESS PARK  TYPE(1)   FEET(8)   DATE(2)      DATE(3)    LEASED(4) COST(000S)(5) MAJOR LESSEES
--------------------------  -------- --------- ---------- ------------- --------- ------------- -------------
MULTI-TENANT (CONTINUED)
NASHVILLE (CONTINUED)
 3300 Briley Park Blvd.         B      194,750   Dec-97      Dec-98          0%     $  6,374         N/A
  South
  Nashville Business
  Center
RESEARCH TRIANGLE
 5400 McCrimmon Pkwy.           S      146,250   Jan-98      Jan-99          0         9,166         N/A
  Enterprise Center
 1700 Perimeter Park            O       81,000   Jan-98      Jan-99          0         7,947         N/A
  Drive
  Perimeter Park West
                                     ---------                             ---      --------
  SUBTOTAL MULTI-TENANT              2,629,510                              32       134,461
                                     ---------                             ---      --------
BUILD-TO-SUIT
ATLANTA
 2850 Premiere                  D       86,000   Dec-97      Dec-97        100         2,938    Data General
  Parkway(12)
  The Business Park at
  Sugarloaf
RESEARCH TRIANGLE
 Paramount Pkwy.                O       99,684   Apr-98      Jan-99        100         9,164    PPD Pharmaco
 Perimeter Park West
                                     ---------                             ---      --------
  SUBTOTAL BUILD-TO-SUIT               185,684                             100        12,102
                                     ---------                             ---      --------
                                     2,815,194                              37%     $146,563
                                     =========                             ===      ========

--------
Footnotes to Development Tables:
 (1) B=bulk warehouse; D=business distribution; S=business service; and O=suburban office.
 (2) Represents actual or estimated shell completion of the Property. With respect to Properties under development or in lease-up, there can be no assurance that the building will be completed by the estimated completion date.
 (3) Represents the actual or estimated stabilization date of the Property. Properties are considered stabilized for financial reporting purposes upon the earlier of substantial lease-up or one year after shell completion. There can be no assurance that the Property will reach stabilization by the estimated stabilization date.
 (4) As of September 26, 1997.
 (5) The total actual or estimated cost information presented includes the Company's estimate of the fair market value of any development land used in the development and capitalized costs through the development stabilization date. With respect to Properties under development or in lease-up, there can be no assurance that the actual cost of a building will not exceed the estimate.
 (6) The Company developed this project in a joint venture and acquired the Property upon its reaching substantial lease-up.
 (7) Does not include development Properties under agreement to acquire from NWI or Lichtin. See "--Acquisitions--Pending Acquisitions."
 (8) Actual leasable square feet may vary upon completion.
 (9) The Company is the developer for the joint ventures that own these Properties and in which the Company currently has interests ranging from 2.5% to 5.0%. The Company has options to purchase these Properties upon stabilization, as defined in the joint venture agreements.
(10) Shell completed; interior finish to be completed.
(11) The Company is the developer of this Property, has an option to purchase the Property upon stabilization and can be required by the owner to purchase the Property after completion.
(12) Sugarloaf Properties Inc., an unrelated third party, has exercised its option to participate in 50% of the development and operations of this Property. Estimated total cost figures are based on 50% of the estimated cost.

ACQUISITION AND DEVELOPMENT RISKS

  Subsequent to the Company's August 1994 initial public offering (the "IPO"), the Company has acquired or has agreed to acquire 134 Properties totaling approximately 8.3 million square feet, an increase of approximately 146% in the size of the portfolio from the size at the time of the IPO. Acquisitions entail risks that (i) existing agreements to acquire Properties may fail to close, (ii) acquired Properties may not perform in accordance with management's expectations, including projected occupancy and rental rates,
(iii) the senior executives and employees of an acquired business will not be successfully integrated into the Company, or (iv) the Company may have underestimated the cost of improvements required to bring an acquired Property up to standards established for the market position intended for that Property.

  Subsequent to the IPO, the Company has commenced, and in many cases also completed, the development of 60 Properties and four Property expansions totaling approximately 7.1 million square feet, an increase of approximately 126% in the size of the portfolio from the size at the time of the IPO. New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, risks that the project will not achieve anticipated occupancy levels or sustain anticipated rent levels, new project commencement risks such as the failure to obtain zoning, occupancy and other required governmental permits and authorizations, and the risk that development costs will be incurred in connection with projects that are not pursued to completion.

CLIENT RELATIONSHIPS

  The Company seeks to retain its tenants by providing a high level of tenant services. Of the leases that expired in the Company's In-service Properties in 1996, tenants occupying approximately 67% of such space renewed their leases with the Company. In addition, over the same period, the Company completed 40 tenant expansions for existing tenants, totaling approximately 490,000 square feet.

  The Company's 30 largest tenants (measured by Annualized Base Rent as of June 30, 1997) occupy a total of approximately 4.4 million square feet and represented 28.1% of Annualized Base Rent from all leases in place where tenants were paying rent as of June 30, 1997. As shown in the table below, no single tenant accounted for more than 3.1% of the Company's total Annualized Base Rent as of June 30, 1997. Information presented in the table below excludes Properties under development and/or under agreement to acquire at June 30, 1997.

              30 LARGEST TENANTS MEASURED BY ANNUALIZED BASE RENT
                            AS OF JUNE 30, 1997(1)

                                                                PERCENTAGE LOCATION OF
                                           NUMBER  ANNUALIZED    OF TOTAL    LEASED
                                  SQUARE     OF     BASE RENT   ANNUALIZED  PROPERTY
 RANK          TENANT             FOOTAGE  LEASES JUNE 30, 1997 BASE RENT    (STATE)
 ----          ------            --------- ------ ------------- ---------- -----------
      Scientific Atlanta,
  1   Inc. ...................     600,413   11    $ 2,668,779      3.1%       GA
  2   GTE Mobilnet Service
       Corporation............     126,124    3      1,320,976      1.6       GA,NC
      Radian International
  3   LLC.....................      90,159    2      1,170,275      1.4        NC
  4   DeVry Inc. .............      64,981    1        959,120      1.1        GA
  5   Honeywell, Inc..........      70,016    3        947,995      1.1        GA
      The Athlete's Foot
  6   Group...................     162,651    1        897,155      1.1        GA
      Fisher Scientific
  7   Company.................     223,219    1        875,019      1.0        GA
  8   Tridom Corporation......     120,989    5        820,952      1.0        GA
      National Data
  9   Corporation.............      50,283    4        786,777      0.9        GA
 10   AT&T....................      67,551    5        752,082      0.9     GA,NC,TN
 11   PPD Pharmaco, Inc.......      72,416    4        747,368      0.9        NC
 12   Best Buy Stores, L.P. ..     222,643    1        703,552      0.8        GA
 13   United Healthcare.......      72,991    2        699,856      0.8       GA,SC
      Intelligent Systems
 14   Corporation.............     137,100    1        685,500      0.8        GA
 15   Sally Foster, Inc. .....     197,200    2        673,237      0.8        SC
 16   Vanstar Corporation.....      86,880    4        666,746      0.8        GA
      Yokohama Tire
 17   Corporation.............     252,092    1        665,383      0.8        GA
 18   Auto-Lok, Inc. .........     222,900    2        658,879      0.8        GA
      360 Degree
 19   Communications..........      42,557    6        652,556      0.8        NC
      Ahlstrom Recovery,
 20   Inc.....................      62,893    2        649,493      0.8        GA
 21   Astronet Corporation....      34,138    1        648,622      0.8        GA
 22   Siemens Energy &
       Automation, Inc. ......     240,000    3        637,200      0.7        GA
      The Bombay Company,
 23   Inc.....................     253,890    2        631,344      0.7        GA
      United Parcel Service,
 24   Inc. ...................     128,275    3        594,201      0.7     GA,TN,FL
 25   Appleton Papers, Inc....     210,600    1        593,892      0.7        GA
 26   Southern Multimedia
       Communications, Inc....     117,647    3        581,172      0.7        GA
 27   Tekelec, Inc. ..........      68,236    2        579,322      0.7        NC
 28   Intersolv, Inc..........      39,280    1        571,701      0.6        NC
 29   Deutz Corporation.......     137,061    1        561,950      0.6        GA
      Reckitt & Colman,
 30   Inc. ...................     256,000    1        547,840      0.6        GA
                                 ---------  ---    -----------     ----
      Total...................   4,431,185   79    $23,948,944     28.1%
                                 =========  ===    ===========     ====

--------
(1) Effective July 1, 1997, the Company acquired six buildings fully or partially leased to Northern Telecom, Inc. Annualized Base Rent from the Northern Telecom, Inc. lease is $2,782,633, or 3.3% of the Company's Annualized Base Rent as of June 30, 1997.

LEASING TRENDS

  The leases for the Company's Properties have terms ranging from one to fifteen years, with terms for multi-tenant Properties typically between three and five years and for build-to-suit Properties typically between seven and ten years. Typically, the tenant in a multi-tenant Property pays for increases in taxes, operating costs and insurance above a base year level. For build-to-suit Properties, the tenant typically pays for all taxes, insurance and operating costs. Approximately 65% of the Company's leases (based on leased square footage as of June 30, 1997) contain contractual rent escalations.

  The Company continues to be able to increase average rents and generally to avoid offering tenant concessions. During the first six months of 1997, the Company renewed or re-leased approximately 1.2 million square feet of second-generation space in its Properties. Cash-basis rental rates on this space increased by an average of 7.0%, calculated by comparing the initial cash-basis rent to be paid by the tenant under the new or renewed lease with the ending cash-basis rent paid by the tenant under the previous lease on the same space. Rental rate increases by Property type, calculated on the same basis, were as follows for the six months ended June 30, 1997:

                  CASH-BASIS RENT INCREASES BY PROPERTY TYPE
                        SIX MONTHS ENDED JUNE 30, 1997

       Bulk warehouse...................................................... 8.5%
       Business distribution............................................... 6.0
       Business service.................................................... 7.3
       Suburban office..................................................... 9.7
       Retail.............................................................. 4.0
                                                                            ---
         Average........................................................... 7.0%
                                                                            ===

LEASE EXPIRATIONS

  The following tables show scheduled lease expirations for leases under which tenants were paying rent to the Company as of June 30, 1997, assuming no exercise of renewal options or termination rights, if any.

                               LEASE EXPIRATIONS

                                TOTAL PORTFOLIO

                                                                               AVERAGE CASH
                                    PERCENTAGE OF              PERCENTAGE OF    BASE RENTAL
                           SQUARE       TOTAL     ANNUALIZED  TOTAL ANNUALIZED   RATE PER
                            FEET     SQUARE FEET   BASE RENT     BASE RENT      SQUARE FOOT
YEAR OF EXPIRATION        EXPIRING    EXPIRING    EXPIRING(1)   EXPIRING(2)    AT EXPIRATION
------------------       ---------- ------------- ----------- ---------------- -------------
1997....................  1,434,000       9.5%    $ 8,049,000        9.0%         $ 5.61
1998....................  2,494,000      16.5      13,233,000       14.8            5.31
1999....................  1,896,000      12.5      12,049,000       13.4            6.35
2000....................  2,590,000      17.1      15,729,000       17.5            6.07
2001....................  1,278,000       8.5       7,052,000        7.9            5.52
2002....................  1,282,000       8.5      10,071,000       11.2            7.85
2003....................    592,000       3.9       5,242,000        5.8            8.86
2004....................  1,283,000       8.5       6,170,000        6.9            4.81
2005....................    523,000       3.5       2,606,000        2.9            4.98
2006....................    603,000       4.0       3,011,000        3.4            4.99
2007....................    514,000       3.4       2,442,000        2.7            4.75
2008....................    223,000       1.5         783,000        0.9            3.51
Thereafter..............    403,000       2.6       3,201,000        3.6            7.94
                         ----------     -----     -----------      -----          ------
  Total................. 15,115,000     100.0%    $89,638,000      100.0%         $ 5.93
                         ==========     =====     ===========      =====          ======

                             INDUSTRIAL PROPERTIES

                                                                               AVERAGE CASH
                                    PERCENTAGE OF              PERCENTAGE OF    BASE RENTAL
                           SQUARE       TOTAL     ANNUALIZED  TOTAL ANNUALIZED   RATE PER
                            FEET     SQUARE FEET   BASE RENT     BASE RENT      SQUARE FOOT
YEAR OF EXPIRATION        EXPIRING    EXPIRING    EXPIRING(1)   EXPIRING(2)    AT EXPIRATION
------------------       ---------- ------------- ----------- ---------------- -------------
1997....................  1,395,000      10.0%    $ 7,525,000       10.4%          $5.39
1998....................  2,387,000      17.2      11,666,000       16.2            4.89
1999....................  1,816,000      13.1      10,922,000       15.2            6.02
2000....................  2,340,000      16.8      12,420,000       17.2            5.31
2001....................  1,197,000       8.6       6,017,000        8.4            5.03
2002....................  1,037,000       7.4       6,156,000        8.6            5.94
2003....................    420,000       3.0       2,688,000        3.7            6.40
2004....................  1,179,000       8.5       4,523,000        6.3            3.84
2005....................    493,000       3.5       2,167,000        3.0            4.39
2006....................    582,000       4.2       2,642,000        3.7            4.54
2007....................    514,000       3.7       2,442,000        3.4            4.75
2008....................    223,000       1.6         783,000        1.1            3.51
Thereafter..............    338,000       2.4       1,999,000        2.8            5.91
                         ----------     -----     -----------      -----           -----
  Total................. 13,921,000     100.0%    $71,950,000      100.0%          $5.17
                         ==========     =====     ===========      =====           =====

                          SUBURBAN OFFICE PROPERTIES

                                                                              AVERAGE CASH
                                   PERCENTAGE OF              PERCENTAGE OF    BASE RENTAL
                          SQUARE       TOTAL     ANNUALIZED  TOTAL ANNUALIZED   RATE PER
                           FEET     SQUARE FEET   BASE RENT     BASE RENT      SQUARE FOOT
YEAR OF EXPIRATION       EXPIRING    EXPIRING    EXPIRING(1)   EXPIRING(2)    AT EXPIRATION
------------------       --------- ------------- ----------- ---------------- -------------
1997....................    37,000       3.2%    $   506,000        2.9%         $13.71
1998....................   106,000       9.2       1,556,000        9.0           14.74
1999....................    79,000       6.9       1,105,000        6.4           14.01
2000....................   213,000      18.6       3,000,000       17.4           14.12
2001....................    81,000       7.1       1,036,000        6.0           12.76
2002....................   245,000      21.4       3,915,000       22.8           15.97
2003....................   172,000      15.0       2,554,000       14.9           14.86
2004....................   104,000       9.1       1,646,000        9.6           15.79
2005....................    26,000       2.2         382,000        2.2           14.86
2006....................    17,000       1.5         309,000        1.8           17.73
Thereafter..............    65,000       5.8       1,204,000        7.0           18.51
                         ---------     -----     -----------      -----          ------
  Total................. 1,145,000     100.0%    $17,213,000      100.0%         $15.04
                         =========     =====     ===========      =====          ======

--------
(1) Represents annualized monthly base rent at the time of lease expirations. Includes contractual increases that will take place prior to lease expirations.
(2) Calculated by dividing Annualized Base Rent under expiring leases by the total Annualized Base Rent (inclusive of contractual increases) for each period indicated.

RE-LEASING COSTS

  The following tables summarize by period the Company's capitalized tenant improvement and leasing commission expenditures incurred in the renewal or re-leasing of previously occupied space in its industrial and suburban office Properties.

            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                             INDUSTRIAL PROPERTIES

                                        YEAR ENDED     YEAR ENDED  SIX MONTHS
                                         DEC. 31,       DEC. 31,      ENDED
                                           1995           1996    JUNE 30, 1997
                                        ----------     ---------- -------------
RE-LEASING
  Square feet leased...................      317            678         678
  Capitalized tenant improvements and
   leasing commissions.................   $  462         $1,395      $1,031
  Capitalized tenant improvements and
   leasing commissions per square
   foot................................   $ 1.46         $ 2.06      $ 1.52
RENEWAL
  Square feet leased...................      814          1,027       1,212
  Capitalized tenant improvements and
   leasing commissions.................   $  469         $1,055      $  776
  Capitalized tenant improvements and
   leasing commissions per square
   foot................................   $ 0.58         $ 1.03      $ 0.64
TOTAL
  Square feet..........................    1,131          1,705       1,890
  Total capitalized tenant improvements
   and leasing commissions.............   $  931         $2,450      $1,807
  Total capitalized tenant improvements
   and leasing commissions per square
   foot................................   $ 0.82         $ 1.44      $ 0.96

                          SUBURBAN OFFICE PROPERTIES

                                        YEAR ENDED     YEAR ENDED  SIX MONTHS
                                         DEC. 31,       DEC. 31,      ENDED
                                           1995           1996    JUNE 30, 1997
                                        ----------     ---------- -------------
RE-LEASING
  Square feet leased...................      111(1)          16          58
  Capitalized tenant improvements and
   leasing commissions.................   $1,578(1)      $   45      $  243
  Capitalized tenant improvements and
   leasing commissions per square
   foot................................   $14.25(1)      $ 2.80      $ 4.18
RENEWAL
  Square feet leased...................       47            106          86
  Capitalized tenant improvements and
   leasing commissions.................   $   50         $  290      $   87
  Capitalized tenant improvements and
   leasing commissions per square
   foot................................   $ 1.06         $ 2.74      $ 1.01
TOTAL
  Square feet..........................      158(1)         122         144
  Total capitalized tenant improvements
   and leasing commissions.............   $1,628(1)      $  335      $  330
  Total capitalized tenant improvements
   and leasing commissions per square
   foot................................   $10.27(1)(2)   $ 2.75      $ 2.28

--------
(1) Includes approximately $1,377,000 or $15.68 per square foot to re-tenant 87,845 square feet of space in the Company's 94,677 square foot office Property which was vacated by a single tenant and which was subsequently converted from a single tenant to a multi-tenant office Property.
(2) Excluding amounts incurred to re-lease the office Property described in footnote (1) above, capitalized tenant improvements and leasing commissions would have averaged $3.55 per square foot for re-leased and renewed space during 1995.

UNDEVELOPED LAND

  An important part of the Company's development strategy is to own or control land sufficient to allow it to develop exclusive business park environments and to accommodate the expansion and relocation needs of its tenants. The Company employs a number of ownership and control arrangements in its land strategy, including outright purchases, joint ventures, staged acquisitions, options and exclusive marketing and development agreements. By doing so, the Company believes that it can control sufficient land acreage, while mitigating the negative impact of land carrying costs.

  The following schedule details the Company's undeveloped land interests as of June 30, 1997. The land detailed below is located primarily in existing business parks with zoning and infrastructure in place. The Company estimates that the development potential of the undeveloped land ultimately could total approximately 19.0 million square feet.

                               UNDEVELOPED LAND
                             (IN NET USABLE ACRES)

                                                                                                      ESTIMATED
                                                                                                     DEVELOPMENT
                                                     RESEARCH                                         POTENTIAL
                           ATLANTA      NASHVILLE    TRIANGLE     ORLANDO    SPARTANBURG    TOTAL  (SQUARE FEET)(1)
                          ----------    ---------    ---------    -------    -----------   ------- ----------------
Company-owned...........       138.3         40.8         34.3       22.3           --       235.7     3,284,000
Owned in joint
 ventures(2)............       213.2          --           --         --          372.7(3)   585.9     5,396,500(3)
Under agreement to
 acquire................        14.2(4)     125.9(5)      53.0(6)    34.3(7)        --       227.4     3,140,000
Optioned................         --           --         166.9        --            --       166.9     1,550,000
Marketing/development
 agreements(8)..........       552.5          --           --         --            --       552.5     5,587,500
                          ----------    ---------    ---------    -------     ---------    -------    ----------
 Total..................       918.2        166.7        254.2       56.6         372.7    1,768.4
                          ==========    =========    =========    =======     =========    =======
Estimated development
 potential (square
 feet)(1)...............  10,612,500    2,064,000    2,790,000    874,000     2,617,500(3)            18,958,000
                          ==========    =========    =========    =======     =========               ==========

--------
(1) Based upon the Company's estimate of the appropriate density and anticipated building types that may be developed, net of land necessary to provide for adequate infrastructure. There can be no assurance that the Company's estimate of development potential will be realized.
(2) The Company's interests in its undeveloped land held in joint ventures ranges from 0% to 30%.
(3) The Company expects that it will eventually develop approximately one-half the acreage it owns in a joint venture in Spartanburg and that the remainder will be sold to third parties. Estimated development potential reflects only that land which is not currently expected to be sold.
(4) The Company has agreed to acquire this land prior to April 1998.
(5) The Company has agreed to purchase 104.5 net usable acres of undeveloped land from NWI in a staged acquisition over a period of up to six years. See "--Acquisitions--Pending Acquisitions."
(6) The Company has agreed to purchase this land from Lichtin in a staged acquisition over a period of up to four years. See "--Acquisitions-- Pending Acquisitions."
(7) The Company has agreed to acquire 24.6 acres at Orlando Central Park in two stages to occur by December 1998.
(8) Under the terms of the Company's development agreements, the Company will generally either develop properties for a fee, or have certain rights to acquire land for development or to acquire developed properties upon their completion. The Company's marketing agreements generally provide for the Company to be paid marketing or management fees in conjunction with services it provides. Both the development and marketing agreements generally contain certain non-competition provisions covering a limited geographic area.

                   SELECTED FINANCIAL AND OTHER INFORMATION

  The following table sets forth the Company's consolidated selected financial and operating information for the six months ended June 30, 1997 and 1996, and the years ended December 31, 1996 and 1995. The Company's selected balance sheet data is presented as of June 30, 1997 and December 31, 1996. This information should be read in conjunction with all of the financial statements and notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                           SIX MONTHS    SIX MONTHS
                              ENDED         ENDED         YEAR          YEAR
                          JUNE 30, 1997 JUNE 30, 1996     ENDED         ENDED
                           (UNAUDITED)   (UNAUDITED)  DEC. 31, 1996 DEC. 31, 1995
                          ------------- ------------- ------------- -------------
                               (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING DATA:
Rental revenues.........    $ 36,279      $  21,943     $ 48,162      $ 31,217
Total revenues..........      41,338         24,508       53,883        35,271
Property operating,
 maintenance and real
 estate tax expenses....       8,089          4,840       10,750         6,896
Depreciation and
 amortization...........      11,044          6,000       13,474         8,177
Interest expense........       9,554          4,955       11,779         8,106
Amortization of deferred
 financing costs........         452            421          864           691
General and
 administrative
 expenses...............       2,419          1,414        3,039         1,848
Interest income.........         543            198          492           334
Equity in earnings of
 unconsolidated
 subsidiaries ..........       1,224            543        1,340         1,220
Income before minority
 interests..............      11,756          7,619       15,809        11,107
Net income..............       8,906          6,193       12,745         8,426
Net income per common
 share..................    $   0.59      $    0.56     $   1.11      $   1.03
Weighted average shares
 outstanding............      14,994         11,156       11,512         8,171
                          JUNE 30, 1997
                           (UNAUDITED)  DEC. 31, 1996
                          ------------- -------------
                                (IN THOUSANDS)
BALANCE SHEET DATA:
Investment in real
 estate before
 accumulated
 depreciation...........    $687,909      $ 592,841
Net investment in real
 estate.................     636,878        551,372
Total assets............     688,195        591,849
Total indebtedness......     270,846        296,975
Shareholders' equity....     310,703        213,711
                           SIX MONTHS    SIX MONTHS
                              ENDED         ENDED         YEAR          YEAR
                          JUNE 30, 1997 JUNE 30, 1996     ENDED         ENDED
                           (UNAUDITED)   (UNAUDITED)  DEC. 31, 1996 DEC. 31, 1995
                          ------------- ------------- ------------- -------------
                          (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND RATIOS)
OTHER DATA:
Cash provided by (used
 in):
  Operating activities..    $ 23,416      $  13,132     $ 28,031      $ 18,678
  Investing activities..     (84,383)       (34,016)    (120,323)     (117,127)
  Financing activities..      60,831         20,009       91,570        93,097
Funds from
 operations(1)(2).......      22,525         13,639       29,323        19,307
Funds from operations
 attributable to the
 Company's
 shareholders(1)(2)(3)..      17,065         11,088       23,640        14,662
EBITDA(4)(5)............    $ 32,806      $  18,995     $ 41,926      $ 28,081
Ratio of EBITDA to
 interest
 expense(4)(5)(6).......        3.28x          3.53x        3.32x         3.19x
Ratio of earnings to
 fixed charges(7).......        1.78x          2.06x        1.90x         1.99x
Total square feet of
 stabilized and In-
 service Properties(8)..      14,786          9,355       12,976         8,862
Number of stabilized and
 In-service
 Properties(8)..........         216            140          188           134

--------
(1) The Company believes that funds from operations provides an additional indicator of the financial performance of the Company. "Funds from operations" is defined by NAREIT to mean net income (loss) determined in accordance with GAAP excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Funds from operations is influenced not only by the operations of the Properties, but also by the capital structure of the Company. Funds from operations does not represent cash flow from operating, investing and financing activities as defined by GAAP. Additionally, funds from operations does not measure whether cash flow is sufficient to fund all cash flow needs, including principal amortization, capital expenditures and dividends to shareholders, and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or as an alternative to cash flow, as defined by GAAP, as a measure of liquidity. Funds from operations presented herein under the NAREIT guidelines is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company's funds from operations is comparable to the funds from operations of real estate companies that use the current NAREIT definition.
(2) Effective for the year ended December 31, 1996, the Company implemented the new guidelines issued by NAREIT in 1995 for calculating funds from operations. The primary difference between the Company's funds from operations under the new guidelines and prior years is that the Company now reduces reported funds from operations for the amortization of deferred financing costs and recognizes rental income for purposes of computing funds from operations on a "straight-line" basis. Previously reported funds from operations were $20,017,000 and funds from operations attributable to the Company's shareholders were $15,201,000 for the year ended December 31, 1995.
(3) Represents the Company's share of funds from operations, net of amounts attributable to minority interests.
(4) EBITDA is calculated as income before minority interests, plus interest expense, depreciation and amortization and income taxes, if any. The Company does not incur corporate income tax. See "Federal Income Tax Considerations" in the accompanying Prospectus.
(5) EBITDA (i) does not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of operating performance; and (iii) is not an alternative to cash flows as a measure of liquidity. The Company's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisition and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Company's method of calculating EBITDA may be different from the methods used by other REITs.
(6) For the purpose of computing the ratio of EBITDA to interest expense, interest expense includes interest expense plus the amortization of deferred financing costs.
(7) For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income before minority interests. Fixed charges consist of interest costs, whether expensed or capitalized, and the amortization of deferred financing costs.
(8) At period end.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Selected Financial and Other Information appearing elsewhere herein and the Consolidated Financial Statements of the Company and the Notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

RESULTS OF OPERATIONS

  The results of operations as discussed herein include the historical results of the Company for the six months ended June 30, 1997 and 1996.

  On November 1, 1996 and December 31, 1996, the Company completed the initial closings of the NWI and Lichtin acquisitions, respectively. See "Business and Properties--Acquisitions." While these transactions did not have a material impact on 1996 reported results of operations, they were significant transactions as they provided for the Company's continued expansion in the Southeast. The impact of these acquisitions on reported operating results for the six months ended June 30, 1997 is discussed herein. As discussed below, the operations of the NWI and Lichtin acquisition properties are included with all of the Company's acquisition properties in the following comparisons of operating results.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1997 TO THE SIX MONTHS ENDED JUNE 30, 1996

  Operating information relating to the Company's properties for the six months ended June 30, 1997 and 1996, respectively, is summarized below (in thousands):

                                              SIX MONTHS    SIX MONTHS
                                                ENDED          ENDED       %
                                            JUNE 30,  1997 JUNE 30, 1996 CHANGE
                                            -------------- ------------- ------
Rental revenues............................    $36,279        $21,943     65.3%
Tenant reimbursements......................      4,416          2,007    120.0
                                               -------        -------    -----
Property operating revenues................     40,695         23,950     69.9
                                               -------        -------    -----
Operating and maintenance expenses.........      4,622          2,687     72.0
Real estate taxes..........................      3,467          2,153     61.0
Depreciation and amortization..............     11,044          6,000     84.1
                                               -------        -------    -----
Property operating expenses................     19,133         10,840     76.5
                                               =======        =======    =====
Property operating revenues less
 property operating expenses...............    $21,562        $13,110     64.5%
                                               =======        =======    =====

  Period to period comparisons of property operating revenues and expenses for the six months ended June 30, 1997 and 1996 are discussed herein using the categories "core properties," "development properties" and "acquisition properties." Core properties are defined as properties which were stabilized and operating as of January 1, 1996. The Company defines a property as stabilized upon the earlier of substantial lease-up or one year from building shell completion. Development properties reflect properties completed and stabilized, and acquisition properties are properties acquired subsequent to January 1, 1996.

  Property operating revenues (rental revenues plus tenant reimbursements) increased $16,745,000 or 69.9% between periods. Of this increase, $13,424,000, $2,734,000 and $587,000 were attributable to acquisition, development and core properties, respectively. The increases relating to acquisition and development properties were due to the acquisition of 69 properties (46 in 1996 and 23 in 1997) totaling approximately 4,328,000 square feet and the stabilization of 14 development properties (8 in 1996 and 6 in 1997) and two property expansions (one each year) totaling approximately 1,693,000 square feet. Property operating expenses increased $8,293,000 or 76.5% between periods due primarily to the growth in the property portfolio resulting from the acquisition and development properties discussed above.

  For the comparable six month periods ended June 30, 1997 and 1996, operating results of the core properties, representing 134 properties totaling approximately 8,861,000 square feet, are summarized below (in thousands):

                                              SIX MONTHS    SIX MONTHS
                                                 ENDED         ENDED       %
                                             JUNE 30, 1997 JUNE 30, 1996 CHANGE
                                             ------------- ------------- ------
   Rental revenues..........................    $21,496       $21,153      1.6%
   Tenant reimbursements....................      2,226         1,982     12.3
                                                -------       -------     ----
   Property operating revenues..............     23,722        23,135      2.5
                                                -------       -------     ----
   Operating and maintenance expenses.......      2,776         2,654      4.6
   Real estate taxes........................      2,211         2,090      5.8
   Depreciation and amortization............      6,122         5,842      4.8
                                                -------       -------     ----
   Property operating expenses..............     11,109        10,586      4.9
                                                -------       -------     ----
   Property operating revenues less
    property operating expenses.............    $12,613       $12,549      0.5%
                                                =======       =======     ====
   Average occupancy........................       95.4%         96.1%

  Property operating revenues from core properties increased 2.5% despite the impact of lost property operating revenues of approximately $166,000 resulting from the sale of a 96,000 square foot building in April 1997 and a slight decrease in overall average occupancy. Adjusted for these factors between periods, property operating revenues from core properties increased approximately 3.6%. This increase was due primarily to rental rate increases between periods. Property operating expenses increased 4.9% due primarily to increased utilities, repairs and maintenance and real estate tax expenses in 1997. Property operating revenues less property operating expenses from core properties increased 2.3%, exclusive of depreciation and amortization expense, and increased approximately 3.2% after adjusting for the building sale discussed herein and the decrease in weighted average occupancy between periods.

  Interest expense increased by $4,599,000 or 92.8% from $4,955,000 for the six months ended June 30, 1996, to $9,554,000 for the six months ended June 30, 1997, as a result of increased mortgage interest of $3,522,000 due to mortgage debt assumed in conjunction with certain of the Company's 1996 and 1997 property acquisitions, and increased Credit Facility interest of $1,077,000 in the first half of 1997. Interest expense of $9,554,000 in the first half of 1997 consisted of mortgage interest of $7,707,000 and Credit Facility interest of $1,847,000.

  Amortization of deferred financing costs increased $31,000 or 7.4% from $421,000 for the six months ended June 30, 1996, to $452,000 for the six months ended June 30, 1997, due primarily to the amortization of deferred financing costs associated with increasing the availability under and restructuring the Credit Facility in 1996.

  Company general and administrative expenses increased by $1,005,000 or 71.1% from $1,414,000 for the six months ended June 30, 1996, to $2,419,000 for the six months ended June 30, 1997, due primarily to increased personnel and related costs associated with the Company's Southeast expansion. The majority of the increase related to the additional general and administrative expenses associated with the Company's Nashville and Research Triangle operations, both of which were acquired in the fourth quarter of 1996, and to a lesser extent expenses related to the establishment of an office in Orlando, which also occurred in the fourth quarter of 1996. As a percentage of total revenue, general and administrative expenses increased from 5.8% in the first half of 1996 to 5.9% in the first half of 1997. General and administrative expenses of the Company when combined with the general and administrative expenses of its unconsolidated subsidiaries (the "Subsidiaries") increased $1,283,000 or 59.0% from $2,175,000 in 1996 to $3,458,000 in 1997 for the same reasons discussed above having to do with the Company's southeast expansion. As a percentage of the combined revenues of the Company and the Subsidiaries, the combined general and administrative expenses of the Company and the Subsidiaries decreased from 7.8% in the first half of 1996 to 7.5% in the first half of 1997.

  Interest income increased $345,000 or 174.2% from $198,000 for the six months ended June 30, 1996 to $543,000 for the six months ended June 30, 1997, due primarily to increased real estate loan balances between periods. Real estate loans consist primarily of loans to affiliated entities and other parties for the development of industrial buildings. The Company generally has options to acquire the developed buildings upon their completion.

  Equity in earnings of the Subsidiaries represents the Company's 99% economic interest in the earnings of the Subsidiaries after the elimination of interest expense and gains on property sales to the Company. Equity in earnings of the Subsidiaries increased by $681,000 or 125.4% from $543,000 for the six months ended June 30, 1996 to $1,224,000 for the six months ended June 30, 1997, due primarily to the increased activity and profitability of the Subsidiaries' third-party construction and landscape businesses and due to increased earnings from land sales and land brokerage transactions in 1997.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's net cash provided by operating activities increased from $13,132,000 for the six months ended June 30, 1996 to $23,416,000 for the six months ended June 30, 1997, due primarily to the growth in the Company's operating income resulting from 14 development properties (8 in 1996 and 6 in 1997) and two property expansions (one each year) stabilized and from 69 buildings (46 in 1996 and 23 in 1997) acquired.

  Net cash used in investing activities increased from $34,016,000 for the six months ended June 30, 1996, to $84,383,000 for the six months ended June 30, 1997, due primarily to higher property development and land and building acquisition volumes in the first six months of 1997 compared to 1996.

  Net cash provided by financing activities increased from $20,009,000 for the six months ended June 30, 1996, to $60,831,000 for the six months ended June 30, 1997. This net increase between periods reflects primarily the net proceeds of approximately $107 million from an equity offering in 1997, net of debt retirements, used to finance the Company's property portfolio growth.

  The Company's net cash flow from operations is currently sufficient to meet the Company's current operational needs and to satisfy the Company's current quarterly dividends. Company management believes that operating cash flows will continue to be adequate to fund these requirements in the short and long-term. The Company operates as and intends to maintain its qualification as a REIT under the Code. As a REIT, the Company will generally not be subject to corporate federal income taxes as long as it satisfies certain technical requirements of the Code, including the requirement to distribute 95% of its taxable income to its shareholders.

  In 1996, the Company increased its available borrowing capacity under its line of credit arrangements from $100 million to $175 million (which subsequently was increased to $225 million in

September 1997) and lowered its borrowing costs from LIBOR plus 1.50% to LIBOR plus 1.35% (LIBOR plus 1.05% effective October 1, 1997), and replaced its single-bank revolving line of credit with the new syndicated, unsecured Credit Facility. The Credit Facility may be used to, among other things, meet the Company's operational obligations and annual REIT dividend requirements. The Company may finance certain of its development, construction and acquisition activities primarily through borrowings under the Credit Facility. As of September 26, 1997, the Company had available capacity under the Credit Facility of approximately $59.4 million. The Credit Facility has an initial term through December 31, 1999, and provides for annual extensions through December 31, 2002.

  In May and June 1997, the Company completed a public offering of 3,584,200 shares of Common Stock, including shares issued to cover over-allotments, and received net proceeds of approximately $107 million. These proceeds were used to reduce outstanding Credit Facility borrowings, increasing the Company's available capacity under the Credit Facility. In June 1997, the Company used the additional Credit Facility borrowing capacity to prepay, without penalty, three mortgage notes, totaling $31.2 million which were scheduled to mature in 1998 and used approximately $32.1 million to acquire additional properties during the second quarter of 1997.

  As part of the NWI and Lichtin acquisition transactions (see "Business and Properties--Acquisitions--Pending Acquisitions"), the Company has agreed, subject to updating its due diligence procedures, to the future acquisition of land and properties under development not acquired as of the date of this Prospectus Supplement. It is expected that these future acquisitions will be consummated primarily through a combination of Common Units and the assumption of indebtedness, some of which will be repaid through borrowings under the Credit Facility.

  The Company believes it currently has adequate liquidity and sources of capital, including available borrowing capacity under its existing Credit Facility and capacity of $600 million under a recently filed combined equity and debt shelf registration of which the accompanying Prospectus is a part, to meet its current operational requirements, to fund annual principal requirements under existing mortgage notes payable and to fund its current development and acquisition activity. It is management's expectation that the Company will continue to have access to the additional capital resources necessary to further expand and develop its business and to refinance mortgage notes payable as they begin to mature in 1998. These resources include long-term mortgage debt and other forms of debt and equity financing, in both public and private markets. Future development and acquisition activities will be undertaken by the Company only as suitable opportunities arise. Such activities are not expected to be undertaken unless adequate sources of financing are available and a satisfactory budget with targeted returns on investment has been internally approved. The Company maintains staffing levels sufficient to meet its existing construction and leasing activities. If the market conditions warrant, the Company may adjust staffing levels to avoid a negative impact on the Company's results of operations.

  Total consolidated debt amounted to $270.9 million at June 30, 1997, including Credit Facility borrowings of $101.8 million and mortgage notes payable of $169.1 million. Of the $169.1 million of mortgage indebtedness, $163.3 million is fixed rate and $5.8 million is variable rate. The weighted average interest rate on the Company's fixed rate mortgage debt was 8.05%, and on its variable rate mortgage debt was 4.49%, at June 30, 1997. The weighted average interest rate under the Credit Facility at June 30, 1997, exclusive of the impact of the interest rate swaps discussed below, was 7.15%. Based on the outstanding balance of mortgage notes payable at June 30, 1997, the weighted average interest rates on the mortgage notes with a final maturity in each of the next five years were 8.8% in 1998, 7.4% in 1999, 8.5% in 2000 and 7.0% in 2001. None of the mortgage notes mature in 1997.

  In July 1996, the Company entered into interest rate swap agreements to effectively fix the Company's interest cost on $50.0 million of the Company's Credit Facility borrowings. The weighted average interest rate under the fixed swap arrangements is approximately 8.0%. If interest rates on amounts outstanding under the Credit Facility, in excess of the $50.0 million discussed above, and under the Company's variable rate mortgage debt fluctuated by 1.0%, interest costs to the Company, based on outstanding borrowings at June 30, 1997, would increase or decrease by approximately $600,000 on an annualized basis.

  At June 30, 1997, the Company's mortgage debt on its consolidated Properties was $169.1 million. All mortgage debt of the Subsidiaries was retired or assumed by third parties during the second quarter of 1997. Including Credit Facility borrowings of $101.8 million for the Company and $3.9 million for the Subsidiaries, the total indebtedness of the Company and the Subsidiaries was $274.8 million, or 28% of total market capitalization at June 30, 1997 (assuming the exchange of all Common Units for shares of the Company's Common Stock). Based on the closing price of the Common Stock of $31.25 on June 30, 1997, and assuming the exchange of all Common Units for shares of Common Stock, there would be 22,740,624 shares of the Company's Common Stock outstanding with a total market value of $710.6 million. Following the Offering, the Company expects to have a ratio of total indebtedness, including its pro rata share of the indebtedness of the Subsidiaries, to total market capitalization of approximately 17%.

SUPPLEMENTAL DISCLOSURE OF FUNDS FROM OPERATIONS

  The Company believes that funds from operations provides an additional indicator of the financial performance of the Company, and management expects that funds from operations will be one of the factors considered by the Board of Directors in determining the amount of cash dividends the Company will pay to its shareholders. Funds from operations does not represent cash flow from operating, investing and financing activities as defined by GAAP, which are discussed under "Liquidity and Capital Resources" above. Additionally, funds from operations does not measure whether cash flow is sufficient to fund all cash flow needs, including principal amortization, capital expenditures and dividends to shareholders, and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or as an alternative to cash flow, as defined by GAAP, as a measure of liquidity.

  The Company's calculation of funds from operations follows the guidelines issued by NAREIT, including the recognition of rental income on the "straight-line" basis consistent with its treatment in the Company's statement of operations under GAAP. The "straight-line" rental adjustment increased rental revenues by $324,000 and $191,000 for the six months ended June 30, 1997 and 1996, respectively.

  Funds from operations presented herein under the NAREIT guidelines is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies calculate funds from operations in the same manner. However, the Company's funds from operations is comparable to the funds from operations of real estate companies that use the current NAREIT definition.

  For the six months ended June 30, 1997, funds from operations increased by $5,977,000 or 53.9% to $17,065,000 compared to funds from operations of $11,088,000 for the six months ended June 30, 1996. Funds from operations calculated under the current NAREIT guidelines for the six months ended June 30, 1997 and 1996 are detailed below (in thousands):

                                                    SIX MONTHS    SIX MONTHS
                                                       ENDED         ENDED
                                                   JUNE 30, 1997 JUNE 30, 1996
                                                   ------------- -------------
Income before minority interests..................    $11,756       $ 7,619
Depreciation and amortization.....................     11,044         6,000
Depreciation and amortization--Subsidiaries.......         10            20
Gain on sale of operating real estate asset.......       (209)          --
Gain on sale of operating real estate
 asset--Subsidiaries..............................        (76)          --
                                                      -------       -------
Funds from operations--Common Units fully
converted.........................................     22,525        13,639
Ownership percentage(1)...........................       75.8%         81.3%
                                                      -------       -------
Funds from operations attributable to the
Company's shareholders............................    $17,065       $11,088
                                                      =======       =======
Weighted average shares outstanding...............     14,994        11,156
                                                      =======       =======

--------
(1) Represents the Company's weighted average ownership of the Operating Partnership for the year.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES AND LEASING COSTS

  The following table details the Company's capital expenditures for the six months ended June 30, 1997 (in thousands):

                                                                    SIX MONTHS
                                                                       ENDED
                                                                   JUNE 30, 1997
                                                                   -------------
   Building acquisitions(1).......................................   $ 49,758
   Development and land acquisition activity(2)(3)................     47,827
   Non-revenue-producing building improvements....................        362
   Tenant improvement and leasing costs
    on second-generation leases(4)................................      2,094
                                                                     --------
                                                                     $100,041
                                                                     ========

--------
(1) Reflects aggregate acquisition costs including the assumption of indebtedness of $4,360,000, the issuance of $14,334,000 of Common Units and other changes in acquisition related payables, net of receivables, of $382,000.
(2) Includes first-generation leasing costs on development Properties totaling $1,346,000.
(3) Reflects aggregate development and leasing costs, exclusive of the increase in construction payables of $1,332,000.
(4)  Includes second-generation leasing costs totaling $1,067,000.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors of the Company currently consists of ten persons, with one presently unfilled vacancy. Certain information regarding the directors and executive officers of the Company is set forth below, including their ages as of September 26, 1997:

 NAME                       AGE          POSITION
 ----                       ---          --------
 A. Ray Weeks, Jr.           44          Chairman of the Board and Chief Executive Officer
                                         Vice Chairman of the Board and Chief Investment
 Thomas D. Senkbeil          48           Officer
 Forrest W. Robinson         46          Director; President and Chief Operating Officer
 John W. Nelley, Jr.         48          Director; Managing Director in charge of the
                                          Company's
                                          activites in Nashville, Tennessee
 Barrington H. Branch        57          Director; former President and Chief Executive
                                          Officer,
                                          DIHC Management Corporation, currently
                                          independent advisor
                                          and consultant
 George D. Busbee            70          Director; Of counsel of King & Spalding; former
                                          Governor of Georgia
 William Cavanaugh III       58          Director; President and Chief Executive Officer,
                                          Carolina Power & Light Company
                                         Director; President and Chief Operating Officer,
 Charles R. Eitel            47           Interface, Inc.
 Harold S. Lichtin           49          Director; Managing Director in charge of the
                                          Company's
                                          activities in North Carolina(1)
 William O. McCoy            63          Director; Vice-President, Finance, The University
                                          of North Carolina; former Vice Chairman of the
                                          Board of BellSouth Corporation
 Albert W. Buckley,
  Jr.                        53          Managing Director, Nashville, Tennessee
 Robert G. Cutlip            47          Senior Vice President, Development(1)
 Clyde H. Duckett            54          Senior Vice President, Construction
 Mark W. Flowers             40          Senior Vice President, Landscape
 Klay W. Simpson             42          Senior Vice President, Marketing
 David P. Stockert           35          Senior Vice President and Chief Financial Officer
 David L. Barker             42          Vice President, Property Management
 Elizabeth C. Belden         43          Vice President, Corporate Counsel
 Patricia P. Clayton         45          Vice President, Property Management
 Philip W. Cobb              48          Vice President, Building Construction
 Arthur J. Quirk             39          Vice President and Controller
 Moses L. Salcido            37          Vice President, Orlando
 Robert K. Sanders,
  Jr.                        38          Vice President, Estimating
 Mark L. Scott               37          Vice President, Interior Construction
 Thomas W. Trocheck          43          Vice President, Development-Engineering
 Robert T. Weeks             37          Vice President, Information Technology

--------
(1) Effective October 1, 1997, Robert G. Cutlip, Senior Vice President, Development, assumed day-to-day operating responsibility for the Company's activities in North Carolina. Mr. Cutlip will relocate to the Research Triangle area in 1998. Harold S. Lichtin will assist in the transition and will continue to focus his efforts on overall corporate strategy as a member of the Board of Directors.

                   DESCRIPTION OF SERIES A PREFERRED SHARES

  The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the provisions of the Articles of Amendment (the "Articles of Amendment") to the Company's Restated Articles of Incorporation (the "Articles of Incorporation") and the Articles of Incorporation, which are incorporated herein by this reference. The following description of the particular terms of the Series A Preferred Shares supplements, and to the extent inconsistent therewith, replaces, the description of the general terms of the Preferred Stock set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  Subject to limitations prescribed by Georgia law and the Articles of Incorporation, the Board of Directors is authorized to issue, from the authorized but unissued capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. The Board of Directors has authorized the Company to designate and issue the Series A Preferred Shares.

  When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Shares.

  The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares will be Wachovia Bank, N.A.

RANKING

  With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series A Preferred Shares will rank senior to the Company's Common Stock.

  While any Series A Preferred Shares are outstanding, the Company may not authorize, create or increase the authorized amount of any class of security that ranks senior to the Series A Preferred Shares with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding up, or any class of security convertible into shares of such a class, without the consent of the holders of two-thirds of the outstanding Series A Preferred Shares and Parity Shares (as defined below), voting as a single class. However, the Company may create additional classes of other stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock ranking on a parity with the Series A Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Share") without the consent of any holder of Series A Preferred Shares. See "--Voting Rights" below.

DIVIDENDS

  Holders of the Series A Preferred Shares will be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% of the liquidation preference per annum (equivalent to $2.00 per share per annum). Such dividends will be cumulative from the date of original issue and payable quarterly in arrears on the last calendar day (or, if such day is not a business day, the next business day) of each January, April, July and October (each, a "Quarterly Dividend Date"). The first dividend, which will be paid on or about October 31, 1997, will be for less than a full quarter. Such first dividend and any dividends payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of the actual number of days in such period. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which will be the 15th day of the calendar month in which the Quarterly Dividend Date falls or such other date designated as such by the Board of Directors of the Company that is not more than 50 nor less than 10 days prior to such Quarterly Dividend Date (each, a "Record Date"). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable Record Date. Any dividend payment made on the Series A Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to the Series A Preferred Shares that remains payable.

  No dividends will be authorized by the Board of Directors or paid or set aside for payment if any agreement of the Company prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside of payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears. Holders of Series A Preferred Shares will not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series A Preferred Shares.

  If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to holders of Series A Preferred Shares will be in the same portion that the Total Dividends paid or made available to the holders of Series A Preferred Shares for the year bears to the Total Dividends.

  Except as provided in the next sentence, no dividends will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series A Preferred Shares for all prior dividend periods. If accrued dividends on the Series A Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such Parity Shares.

  The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary), unless
(A) all cumulative dividends with respect to the Series A Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and
(B) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Shares and any Parity Shares.

  As used herein, (i) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares (as defined below), or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (ii) the term "Junior Shares" means the Common Stock and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series A Preferred Shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (iii) the term "Fully Junior Shares" means Junior Shares (including the Common Stock) that rank junior to the Series A Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

LIQUIDATION RIGHTS

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Shares will be entitled to receive out of assets of the Company legally available for distribution to stockholders a liquidation preference of $25.00 per Series A Preferred Share, plus an amount per Series A Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

  Until the holders of Series A Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series A Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation nor a merger of the Company with another entity, a statutory share exchange by the Company or a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

REDEMPTION

  The Series A Preferred Shares are not redeemable by the Company prior to October 10, 2002. On and after October 10, 2002, the Company, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of Series A Preferred Shares, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of the Company, which may include Common Stock, Preferred Stock, depositary shares, interests, participations or other ownership interests in the Company however designated (other than debt securities convertible into or exchangeable for equity securities), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by the Company in its sole discretion to be equitable.

  Unless full cumulative dividends on all Series A Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series A Preferred Shares or Parity Shares may be redeemed or purchased by the Company except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares or Parity Shares, as the case may be.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date by the registrar to each holder of record of Series A Preferred Shares to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Series A Preferred Shares will cease to accrue on such redemption date. If fewer than all Series A Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series A Preferred Shares to be redeemed from such holder. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of Series A Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  The holders of Series A Preferred Shares at the close of business on a Record Date will be entitled to receive the dividends payable with respect to such Series A Preferred Shares on the corresponding Quarterly Dividend Date notwithstanding the redemption thereof between such Record Date and the corresponding Quarterly Dividend Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares which have been called for redemption.

  The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

VOTING RIGHTS

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares will have no voting rights.

  If six consecutive quarterly dividends payable on the Series A Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on the Company's Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of the voting Parity Shares until all such dividends and dividends for the current quarterly period on the Series A Preferred Shares and such other voting Parity Shares have been declared and paid or set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

  The approval of two-thirds of the outstanding Series A Preferred Shares and all other Parity Shares similarly affected, voting as a single class, is required in order to (i) amend the Articles of Incorporation to affect materially and adversely the rights, preferences or voting power of the holders of the Series A Preferred Shares or the Parity Shares (except that if such amendment would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or another series of Parity Shares that is not enjoyed by the other, then the approval of two-thirds of the holders of all series similarly affected shall be required);
(ii) enter into a share exchange that affects the Series A Preferred Shares, or consolidate the Company with or merge the Company with another entity, unless in each such case each Series A Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Shares (except for changes that do not materially and adversely affect the holders of Series A Preferred Shares); or (iii) authorize, reclassify, create or increase the authorized or issued amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets or amounts upon liquidation, dissolution or winding up of the Company. However, the Company may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

  Except as provided above and as required by applicable law, the holders of Series A Preferred Shares are not entitled to vote on any merger or consolidation involving the Company, on any share exchange or on a sale of all or substantially all of the assets of the Company.

RETIREMENT

  Except as otherwise provided in the Articles of Incorporation, all Series A Preferred Shares issued and reacquired by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series.

CONVERSION

  The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company at the option of the holder.

RECORD HOLDERS

  The Company and its transfer agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

RESTRICTIONS ON TRANSFER

  For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital Stock--Restrictions on Transfer" in the accompanying Prospectus.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state, or local taxation.

  This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations--Taxation of the Company." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series A Preferred Shares.

  Dividends and Other Distributions; Backup Withholding. For a discussion of the taxation of dividends and other distributions with respect to shares of the Company's capital stock, and the backup withholding rules, see the captions "Federal Income Tax Considerations--Taxation of Shareholders" in the accompanying Prospectus. In determining the extent to which a distribution on the Series A Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated, on a pro rata basis, first to distributions with respect to the Series A Preferred Shares and then to the Common Stock.

  Sale or Exchange of Series A Preferred Shares. Upon the sale or exchange of Series A Preferred Shares to a party other than the Company, a holder of Series A Preferred Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Series A Preferred Shares (provided the Series A Preferred Shares are held as a capital asset). If the Series A Preferred Shares have been held by an individual for more than one year but not more than 18 months at the time of disposition, the maximum capital gains rate will be 28 percent. If the Series A Preferred Shares have been held by an individual for more than 18 months, the maximum capital gains rate will be 20 percent. Any loss on a sale of Series A Preferred Shares which was held by the holder for six months or less and with respect to which capital gain dividends have been received will be treated as a long term capital loss, up to the amount of the capital gain dividends received with respect to such shares.

  Redemption of Series A Preferred Shares. The treatment to be accorded to any redemption by the Company of Series A Preferred Shares can only be determined on the basis of particular facts as to each holder of Series A Preferred Shares at the time of redemption. In general, a holder of Series A Preferred Shares will recognize capital gain or loss (provided the Series A Preferred Shares are held as a capital asset) measured by the difference between the amount realized by the holder upon the redemption and such holder's adjusted tax basis in the Series A Preferred Shares redeemed if such redemption (i) results in a "complete termination" of the holder's interest in all classes of shares of the Company under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder's interest in the Company under Section 302(b)(2) of the Code (which will not be the case if only Series A Preferred Shares are redeemed, since they generally do not have voting rights), or (iii) is "not essentially equivalent to a dividend" with respect to the holder of Series A Preferred Shares under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. If the aforementioned tests are not met, the redemption will be treated as a distribution with respect to the Series A Preferred Shares as described under "Federal Income Tax Considerations-- Taxation of Shareholders" in the accompanying Prospectus. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series A Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated and The Robinson-Humphrey Company, LLC are acting as representatives, has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name below:

                                                                   NUMBER OF
                                                                    SERIES A
                           UNDERWRITER                          PREFERRED SHARES
                           -----------                          ----------------
   Goldman, Sachs & Co. .......................................    1,260,000
   A.G. Edwards & Sons, Inc. ..................................    1,250,000
   Morgan Stanley & Co. Incorporated...........................    1,250,000
   The Robinson-Humphrey Company, LLC .........................    1,250,000
   Bear, Stearns & Co. Inc. ...................................       60,000
   BT Alex. Brown Incorporated.................................       60,000
   Everen Securities, Inc. ....................................       60,000
   Legg Mason Wood Walker Incorporated.........................       60,000
   Lehman Brothers Inc. .......................................       60,000
   NationsBanc Montgomery Securities, Inc. ....................       60,000
   Oppenheimer & Co., Inc. ....................................       60,000
   Prudential Securities Incorporated..........................       60,000
   Robertson, Stephens & Company, LLC..........................       60,000
   Wheat First Butcher Singer..................................       60,000
   Advest, Inc. ...............................................       30,000
   Fahnestock & Co. Inc. ......................................       30,000
   Interstate/Johnson Lane Corporation.........................       30,000
   Janney Montgomery Scott Inc. ...............................       30,000
   McDonald & Company Securities, Inc. ........................       30,000
   McGinn, Smith & Co., Inc. ..................................       30,000
   Morgan Keegan & Company, Inc. ..............................       30,000
   Piper Jaffray Inc. .........................................       30,000
   Principal Financial Securities, Inc. .......................       30,000
   Rauscher Pierce Refsnes, Inc. ..............................       30,000
   Raymond James & Associates, Inc. ...........................       30,000
   Tucker Anthony Incorporated.................................       30 000
   U.S. Clearing Corp. ........................................       30,000
                                                                   ---------
     Total.....................................................    6,000,000
                                                                   =========

  Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, the Underwriters are committed to take and pay for all of the Series A Preferred Shares offered hereby, if any are taken.

  The Underwriters propose to offer the Series A Preferred Shares in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $0.50 per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.40 per share to certain brokers and dealers. After the Series A Preferred Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  In connection with the Offering, the Underwriters may purchase and sell Series A Preferred Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series A Preferred Shares; and syndicate short positions involve the sale by the Underwriters of a greater number of Series A Preferred Shares than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Series A Preferred Shares sold in the Offering for their respective accounts may be reclaimed by the syndicate if such Series A Preferred Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series A Preferred Shares, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  The Company has agreed that during the period beginning from the date of this Prospectus Supplement and continuing to and including the date 90 days after the date of the Prospectus Supplement, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing on, restricted stock awards granted prior to, or upon the conversion of convertible or exchangeable securities outstanding as of, the date of the Pricing Agreement) that are substantially similar to the Series A Preferred Shares without the prior written consent of the representatives, except for the Series A Preferred Shares offered in connection with the Offering.

  The Company and the Operating Partnership, jointly and severally, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                            VALIDITY OF SECURITIES

  The validity of the Series A Preferred Shares offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia, and for the Underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely upon the opinion of King & Spalding as to matters of Georgia law.

                                    EXPERTS

  The consolidated and combined financial statements and related financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A-2 filed with the Commission on September 26, 1997, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

PROSPECTUS

[LOGO OF WEEKS CORPORATION APPEARS HERE]

                                 $300,000,000

                               WEEKS CORPORATION

                       PREFERRED STOCK, COMMON STOCK AND
                             COMMON STOCK WARRANTS

                                 $300,000,000

                              WEEKS REALTY, L.P.

                                DEBT SECURITIES
                               ----------------

  Weeks Corporation (the "Company") may offer from time to time, together or separately, in one or more series (i) shares of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), (ii) shares of the Company's common stock, par value $.01 per share ("Common Stock"), and (iii) warrants to purchase shares of Common Stock ("Common Stock Warrants") at an aggregate initial offering price not to exceed U.S. $300,000,000, in amounts, at prices and on terms to be determined at the time of sale. Weeks Realty, L.P. (the "Operating Partnership") may offer from time to time, together or separately, in one or more series, unsecured non-convertible investment grade debt securities (the "Debt Securities", and, together with the Preferred Stock, the Common Stock and the Common Stock Warrants, collectively referred to herein as the "Securities"), at an aggregate initial public offering price not to exceed $300,000,000, in amounts, at prices and on terms to be determined at the time of sale.

  The specific terms of any Securities offered pursuant to this Prospectus will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of such Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Securities, where applicable, the following information: (i) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provision, any conversion rights, any voting or other rights, and the terms of the offering and sale thereof; (ii) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; (iii) in the case of Common Stock Warrants, the designation and aggregate number thereof, the number of shares of Common Stock purchasable upon exercise, the exercise price, the terms of the offering and sale thereof, and where applicable, the duration and detachability thereof; (iv) in the case of Debt Securities, the specific title, aggregate principal amount, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price; and (v) in the case of all Securities, whether such Securities will be offered separately or as a unit with other Securities. The Company's Common Stock is subject to certain restrictions on ownership designed to preserve the Company's status as a real estate investment trust for federal income tax purposes. See "Description of Capital Stock."

  The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "WKS." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

  The Company and the Operating Partnership may sell the Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. If any agents, underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               ----------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES   COMMISSION  NOR   HAS
 THE  SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
     THE ATTORNEY GENERAL OF  THE STATE OF NEW YORK HAS  NOT PASSED ON OR
          ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                               ----------------
                The date of this Prospectus is October 1, 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Common Stock of the Company is listed on the NYSE, and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company and the Operating Partnership have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (together with all amendments and exhibits and schedules thereto, the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information concerning the Company and the Operating Partnership and the Securities offered hereby, reference is made to the Registration Statement, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company (File No. 001-13254) or the Operating Partnership (File No. 000-22933) with the Commission are incorporated herein by reference:

    (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by the Company's Annual Report on Form 10-K/A-2 for the year ended December 31, 1996 filed with the Commission on September 26,
  1997);

    (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    (iv) The Company's Current Report on Form 8-K dated May 7, 1997 filed with the Commission on May 12, 1997;

    (v) The Company's Current Report on Form 8-K dated May 2, 1997 filed with the Commission on May 2, 1997;

    (vi) The Company's Current Report on Form 8-K dated March 25, 1997 filed with the Commission on March 26, 1997;

    (vii) The Company's Current Report on Form 8-K dated December 31, 1996 filed with the Commission on January 15, 1997 (as amended by the Company's Current Report on Form 8-K/A dated December 31, 1996 filed with the Commission on March 14, 1997);

    (viii) The Company's Current Report on Form 8-K dated November 5, 1996 filed with the Commission on November 6, 1996;

    (ix) The Company's Current Report on Form 8-K dated November 1, 1996 filed with the Commission on November 6, 1996 (as amended by the Company's Current Report on Form 8-K/A dated November 1, 1996 filed with the Commission on November 8, 1996);

    (x) The Company's Registration Statement on Form 8-A dated August 12, 1994, registering the Company's Common Stock under Section 12(b) of the Exchange Act; and

    (xi) The Operating Partnership's Registration Statement on Form 10 dated August 1, 1997 filed with the Commission on August 4, 1997 (as amended by the Operating Partnership's Pre-Effective Amendment No. 3 to Registration Statement on Form 10 dated and filed with the Commission on October 1,
  1997), registering the Operating Partnership's partnership interests under
  Section 12(g) of the Exchange Act.

  All documents and reports filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus or any Prospectus Supplement is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to: Vice President-Investor Relations, Weeks Corporation, 4497 Park Drive, Norcross, Georgia 30093, telephone number (770) 923-4076.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

  The Company is a self-administered, self-managed, geographically focused real estate investment trust ("REIT") that was organized in 1994 to continue and expand the fully integrated real estate business previously conducted by Weeks Corporation and its affiliates. The Company, together with its affiliates and predecessors, has developed, owned, managed, constructed and acquired primarily institutional-quality industrial properties in metropolitan Atlanta, Georgia and certain other southeastern United States markets since 1965.

  The Company's portfolio is comprised of 264 properties totaling approximately 19.8 million square feet (the "Properties"), including 40 Properties and one Property expansion (totaling approximately 4.3 million square feet) under development and/or under agreement to acquire. The Company also owns or controls approximately 1,768 net usable acres of undeveloped land that the Company believes may ultimately support the development of up to 19.0 million square feet of industrial and suburban office properties. The Company currently manages, or expects to manage upon completion or acquisition, all of the Properties. Industrial Properties represent approximately 90% of the square footage of all of the Properties, and suburban office Properties represent approximately 10%. As used herein, the term "Properties" includes the completed properties currently in the Company's portfolio, as well as properties under development and/or under agreement to acquire.

  The Company conducts all of its business through the Operating Partnership and its subsidiaries. As of June 30, 1997, the Company owned approximately 78% of the outstanding interests in the Operating Partnership, and the remaining approximately 22% of the partnership interests in the Operating Partnership were owned by various individuals and entities (including certain officers and directors of the Company) (i) that previously owned the properties, land and other assets contributed to the Operating Partnership and its subsidiaries in connection with the Company's initial public offering in August 1994 (the "IPO") and (ii) that have contributed, directly or indirectly, certain assets, properties and businesses to the capital of the Operating Partnership (collectively, the "Limited Partners"). Of the approximately 78% interest in the Operating Partnership held by the Company, the Company currently owns the sole approximately 1% general partnership interest in the Operating Partnership through Weeks GP Holdings, Inc., a wholly owned Georgia corporation ("Weeks GP"), and an approximately 77% limited partnership interest in the Operating Partnership through Weeks LP Holdings, Inc., a wholly owned Georgia corporation ("Weeks LP"). Both Weeks GP and Weeks LP are qualified REIT subsidiaries within the meaning of Section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and their existence will be disregarded for federal income tax purposes.

  Weeks Realty Services, Inc. ("Weeks Realty Services") and Weeks Construction Services, Inc. ("Weeks Construction Services") were organized as subsidiaries of the Operating Partnership to provide real estate related services to third parties. Weeks Realty Services generally provides property management, leasing and landscaping services, and Weeks Construction Services generally provides general contracting services, to third parties.

  The Operating Partnership owns 1% of the voting common stock and 100% of the nonvoting common stock of each of Weeks Realty Services and Weeks Construction Services. The voting and nonvoting common stock of Weeks Realty Services and Weeks Construction Services held by the Operating Partnership represents approximately 99% of the economic interests in these corporations. Ninety-nine percent of the voting common stock of Weeks Realty Services and Weeks Construction Services is held by executive officers of the Company.

  Weeks Development Partnership ("Weeks Development") is a Georgia general partnership owned 25% by Weeks Realty Services and 75% by Weeks Construction Services. Weeks Development holds certain development land that is or may be used for build-to-suit for sale projects, and interests in certain joint ventures that own interests in certain development land. The Operating Partnership may purchase sites for development from Weeks Development.

  The Operating Partnership owns five of its industrial Properties in Atlanta, Georgia through its 99% ownership of Weeks Financing Limited Partnership (the "Financing Partnership"). The Financing Partnership Properties are encumbered by mortgage indebtedness assumed in connection with the IPO. The remaining 1% ownership interest in the Financing Partnership is held by Weeks Realty Services.

  In order to maintain its qualification as a REIT for Federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year. Dividends on any Preferred Stock offered pursuant to a Prospectus Supplement would be included as distributions for this purpose.

  The Common Stock is listed on the NYSE under the symbol "WKS." The Company was incorporated in Georgia in 1983, and the Operating Partnership is a Georgia limited partnership that was formed in June, 1994. The Company's principal executive offices are located at 4497 Park Drive, Norcross, Georgia 30093, and its telephone number is (770) 923-4076.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to contribute the proceeds from the sale of the Securities to the Operating Partnership, of which the Company's wholly owned subsidiary, Weeks GP, is the sole general partner, in exchange for additional units representing general and/or limited partnership interests in the Operating Partnership. The Operating Partnership will use the proceeds for general corporate purposes including, without limitation, the acquisition and development of industrial and office properties and the repayment of outstanding indebtedness.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's and the Operating Partnership's consolidated ratios of earnings to fixed charges for the six months ended June 30, 1997, and for each of the last five fiscal years. With respect to periods prior to August 24, 1994, the Company's consolidated ratios of earnings to fixed charges reflect the operating results from the businesses previously conducted by Weeks Corporation and its affiliates and predecessors. There was no preferred stock outstanding for any of the periods shown below. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

                          YEAR ENDED
                           DEC. 31,    JAN. 1, 1994  AUG. 24, 1994                              SIX MONTHS
                         -------------      TO            TO        YEAR ENDED    YEAR ENDED       ENDED
                          1992   1993  AUG. 24, 1994 DEC. 31, 1994 DEC. 31, 1995 DEC. 31, 1996 JUNE 30, 1997
                         ------- ----- ------------- ------------- ------------- ------------- -------------
Ratio of earnings to
 fixed charges:(1)...... .86x(2) 1.09x     1.06x         2.69x         1.99x         1.90x         1.78x

--------
(1) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts and issue costs, whether expensed or capitalized.
(2) Earnings were inadequate to cover fixed charges by $1,551,000 in 1992. This deficiency occurred in a year prior to the Company's IPO in August, 1994.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Under the Company's Restated Articles of Incorporation (the "Articles"), the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Common Stock Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Articles and the Company's Bylaws.

  The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. The Articles do not provide for cumulative voting in the election of directors.

  The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from assets available for distribution to such holders.

  In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on Preferred Stock. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any class or series of Preferred Stock that may subsequently be issued by the Company.

  The Common Stock is listed on the NYSE under the symbol "WKS." Wachovia Bank, N.A. is the Company's transfer agent and registrar.

PREFERRED STOCK

  Subject to limitations prescribed by Georgia law and the Articles, the Board of Directors is authorized to designate and issue, from the authorized but unissued capital stock of the Company, one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may affix and determine the preferences, limitations and relative rights of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences, limitations and relative rights of each class or series of Preferred Stock, it may afford the holders in any class or series of Preferred Stock preferences and relative rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

  Preferred Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series. In connection with any offering of any class or series of Preferred Stock, the Company, through its wholly owned subsidiaries, will receive preferred partnership interests of the Operating Partnership which will have preferences, limitations and relative rights that are substantially identical to those of such class or series of Preferred Stock. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles of amendment relating to such class or series.

  The preferences, limitations and relative rights of each class or series of Preferred Stock will be fixed by the articles of amendment relating to such class or series. The applicable Prospectus Supplement will describe the terms of the Preferred Stock in respect of which this Prospectus is being delivered, including, where applicable, the following:

    (1) The designation of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preferences per share and the initial offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) Whether dividends on such Preferred Stock are cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or other securities of the Company, including the conversion price (or manner of calculation thereof);

    (10) A discussion of the material Federal income tax considerations applicable to such Preferred Stock;

    (11) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

    (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company;

    (13) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (14) Any voting rights of such Preferred Stock; and

    (15) Any other specific terms, preferences, limitations or relative rights of such Preferred Stock.

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to Common Stock and to all other equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

  The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into Common Stock or other securities of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock or other securities of the Company into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON TRANSFER

  The Articles contain certain restrictions on the number of shares of capital stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. To enable the Company to continue to qualify as a REIT, the Articles contain restrictions on the acquisition of capital stock intended to ensure compliance with these requirements (collectively, the "Ownership Limit").

  The Ownership Limit provides that, subject to certain exceptions specified in the Articles, no person (excluding the Weeks Family and the Weeks Siblings, as defined below) may own, actually and constructively under the applicable attribution provisions of the Code, more than 7.5% of the outstanding shares of any class of capital stock of the Company. The Ownership Limit also provides that the sisters and brother of A. Ray Weeks, Jr., Chairman and Chief Executive Officer of the Company (the "Weeks Family"), as well as all individuals (other than A. Ray Weeks, Jr.) from whom shares of capital stock would be attributed to such persons under the applicable attribution provisions of the Code, may not actually and constructively own, in the aggregate, more than 10% of the outstanding shares of any class of capital stock of the Company. The Ownership Limit further provides that A. Ray Weeks, Jr. and the Weeks Family (collectively, the "Weeks Siblings"), as well as all individuals from whom shares of capital stock would be attributed to such persons under the applicable attribution provisions of the Code, may not actually and constructively own, in the aggregate, more than 19% of the outstanding shares of any class of capital stock of the Company.

  The Board of Directors may (but in no event will be required to) waive the Ownership Limit with respect to a holder if it determines that such holder's ownership will not then or in the future jeopardize the Company's status as a REIT. The Board of Directors has granted waivers with respect to the Ownership Limit after making such a determination. As a condition to the grant of any such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking or other information from the applicant with respect to preserving the REIT status of the Company.

  If any purported transfer of capital stock of the Company or any other event would otherwise result in any person or entity holding shares of capital stock of the Company in excess of the applicable Ownership Limit, then any such purported transfer will be null and void as to that number of shares in excess of such Ownership Limit and the purported transferee (the "Prohibited Transferee") shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. In addition, if any purported transfer of capital stock or any other event would result in the Company's failing to qualify as a REIT under the Code (other than as a result of a violation of the requirement that a REIT have at least 100 shareholders), then any such purported transfer will be null and void as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such excess shares.

  Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The trustee of the trust will be empowered to sell such excess shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares on the date of such event or the sales proceeds received by the trust for such excess shares. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Any sales proceeds received by the trust in excess of the amount that must be distributed to a Prohibited Transferee or Prohibited Owner, as the case may be, will be distributed to the Beneficiary.

  Any purported transfer of capital stock of the Company that would otherwise cause the Company to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

  All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

  Every owner of more than 1% (or such lower percentage as may be required by the Code or regulations promulgated thereunder) of the outstanding shares of capital stock of the Company must file a written notice with the Company containing the information specified in the Articles within 30 days after December 31 and June 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

  The Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

LIMITATION OF DIRECTORS' LIABILITY

  The Articles eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damages for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of, or any limitation on, the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) approving or assenting to unlawful corporate distributions or (iv) any transaction from which the director received an improper personal benefit. The Articles further provide that if the Georgia Business Corporation Code (the "GBCC") is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended. These provisions of the Articles will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

  Under the Company's Bylaws, the Company is required to indemnify to the fullest extent permitted by the GBCC any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer of the Company, against liability (as defined in the GBCC) incurred in such proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition thereof if (i) such director or officer furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above, and (ii) such director or officer furnishes the Company a written undertaking, executed personally or in his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Company may not indemnify a director (i) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct set forth above, or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

INDEMNIFICATION AGREEMENTS

  The Company has entered into indemnification agreements with each of the Company's directors. The indemnification agreements require, among other things, that the Company indemnify its directors to the fullest extent permitted by applicable law as enacted or amended, and advance to directors all reasonable expenses incurred in a proceeding in which the director was made a party because he is or was a director of the Company, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all reasonable expenses incurred by directors seeking to enforce their rights under the indemnification agreements, and cover directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company's Bylaws, they provide greater assurance to directors that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights provided thereunder.

GEORGIA ANTI-TAKEOVER STATUTES

  The GBCC restricts certain business combinations with "interested shareholders" (as defined below) (the "Business Combination Statute"), and contains fair price requirements applicable to certain mergers with certain interested shareholders (the "Fair Price Statute"). In accordance with the provisions of these statutes, the Company must elect in its Articles or Bylaws to be covered by the restrictions imposed by these statutes. The Company has not elected to be covered by such restrictions; however, the Company, by action of its Board of Directors without shareholder approval, may in the future amend its Bylaws to make such an election. If such an election is made, the applicable Bylaw provision may only be repealed by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the holders of voting shares of the Company. Furthermore, shareholders may amend or repeal the Company's Bylaws or adopt new Bylaws (even though the Bylaws may also be amended or repealed by the Board of Directors) and may also expressly provide that any Bylaw so amended or repealed by them may not be amended or repealed by the Board of Directors.

  The Business Combination Statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, as the Company does, and where the acquiror became an interested shareholder of the corporation, unless either (i) the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an interested shareholder, or (ii) the acquiror became the owner of at least 90% of the outstanding voting shares of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an interested shareholder. For purposes of the Business Combination Statute and the Fair Price Statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

  The Fair Price Statute prohibits certain business combinations between a Georgia business corporation and an interested shareholder. The Fair Price Statute would permit the business combination to be effected if (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder, or (iv) the interested shareholder has been an interested shareholder for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

  Pursuant to the GBCC, the Company cannot, subject to certain exceptions, merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares entitled to vote on the resolution. In addition, the agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") requires that any merger of the Operating Partnership into another entity if the Operating Partnership is not the surviving entity or any sale of all or substantially all of the assets of the Operating Partnership to the Company or an affiliate of the Company be approved by a majority in interest of the limited partners (excluding any limited partner interests in the Operating Partnership owned by the Company and its subsidiaries).

CERTAIN OTHER PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS

  Certain provisions of the Company's Articles and Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company. The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the shareholders. See "--Restrictions on Transfer." Pursuant to the Articles, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. Under the GBCC, unless otherwise set forth in the articles of incorporation or in a bylaw adopted by the shareholders, directors serving on a classified board may only be removed by the shareholders for cause. In addition, the Bylaws of the Company provide that, subject to the right of the holders of any Preferred Stock then outstanding to elect additional directors under specified circumstances, directors may be removed only for cause upon the affirmative vote of holders of a majority of the shares present and voting. These provisions may render more difficult a change in control of the Company or removal of incumbent management. The issuance of Preferred Stock by the Board of Directors also may have the effect of delaying, deferring or preventing a change in control of the Company. See "--Preferred Stock."

                     DESCRIPTION OF COMMON STOCK WARRANTS

  The Company may issue Common Stock Warrants, which may be issued independently or together with any other Securities and may be attached to or separate from any such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following summary of certain provisions of the Common Stock Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable

Prospectus Supplement and the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Common Stock Warrants.

  The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

    (1) The designation of such Common Stock Warrants;

    (2) The aggregate number of such Common Stock Warrants;

    (3) The price or prices at which such Common Stock Warrants will be issued;

    (4) The number of shares of Common Stock purchasable upon exercise of a Common Stock Warrant and the price at which such shares may be purchased upon exercise (which price may be payable in cash, securities or other property);

    (5) If applicable, the designation and terms of the Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security;

    (6) The date, if any, from and after which such Common Stock Warrants and any Securities issued therewith will be separately transferable;

    (7) The date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire;

    (8) The minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time;

    (9) The antidilution provisions of such Common Stock Warrants, if any;

    (10) A discussion of the material Federal income tax considerations applicable to such Common Stock Warrants; and

    (11) Any other specific terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exercise of such Common Stock Warrants.

  Reference is made to the section captioned "Description of Capital Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

  The Debt Securities will be issued under an indenture, dated as of a date prior to the issuance of the Debt Securities, as amended or supplemented from time to time (the "Indenture"), between the Operating Partnership and a trustee (the "Trustee") chosen by the Operating Partnership and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture. All Section references appearing herein are to sections of the Indenture.

  Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Debt Securities are non-convertible and will be effectively subordinated to any secured indebtedness of the Operating Partnership and its Subsidiaries. The Company intends that all future borrowings will be made through the Operating Partnership and its Subsidiaries. At least one nationally-recognized statistical rating organization will have assigned an investment grade rating to the Debt Securities at the time of sale. At June 30, 1997, the Operating Partnership and its Subsidiaries had $169.1 million of secured indebtedness and $105.7 million of unsecured indebtedness outstanding. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of Weeks GP as sole general partner of the Operating Partnership or as established in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609) and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

    (1) the title of such Debt Securities;

    (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part;

    (3) the Person to whom any interest on a Debt Security shall be payable, if other than the Person in whose name the Debt Security is registered;

    (4) the date or dates on which the principal of any of such Debt Securities will be payable;

    (5) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date;

    (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable;

    (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Operating Partnership;

    (8) the obligation, if any, of the Operating Partnership to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which, any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

    (9) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

    (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

    (11) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof;

    (12) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

    (13) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "--Defeasance and Covenant Defeasance--Defeasance and Discharge" or "--Defeasance and Covenant Defeasance--Defeasance of Certain Covenants," or under both such captions;

    (14) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Debt Securities and, if so, the respective Depositaries for such Global Debt Securities, the form of any legend or legends to be borne by any such Global Debt Security in addition to or in lieu of the legend referred to under "--Global Debt Securities" and, if different from those described under such caption, any circumstances under which any such Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Debt Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Debt Security or its nominee;

    (15) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders thereof to declare the principal amount of any of such Debt Securities due and payable;

    (16) any addition to or change in the covenants in the Indenture described under "--Certain Covenants" applicable to any of such Debt Securities; and

    (17) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301 ).

  Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement.

  Except as described under "--Merger, Consolidation or Sale" or "--Certain Covenants" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or any affiliate of any such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the Holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. However, restrictions on ownership and transfers of the Company's Common Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

  At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

  Subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Operating Partnership for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Operating Partnership has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Operating Partnership for any Debt Securities will be named in the applicable Prospectus Supplement (Section
305).

  The Operating Partnership may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

  If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, the Operating Partnership will not be required to
(i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing,
(ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for payment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

GLOBAL DEBT SECURITIES

  Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Debt Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Debt Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture (Section 305).

  Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Debt Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Debt Security or any nominee of such Depositary unless (i) the Depositary has notified the Operating Partnership that it is unwilling or unable to continue as Depositary for such Global Debt Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Debt Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement (Section 305). All securities issued in exchange for a Global Debt Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 204 and 305).

  As long as the Depositary, or its nominee, is the registered Holder of a Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debt Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debt Security will not be entitled to have such Global Debt Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Debt Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and Interest on a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

  Ownership of beneficial interests in a Global Debt Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Operating Partnership, the Trustee or any agent of the Operating Partnership or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Debt Security, in all cases, will trade in the Depositary's settlement system, in which secondary market trading activity in those beneficial interests will be required by the Depositary to settle in immediately available funds. The Operating Partnership cannot predict the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Debt Security upon the original issuance thereof will be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Operating Partnership may designate for such purpose from time to time, except that at the option of the Operating Partnership payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee will be designated as the Operating Partnership's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Operating Partnership for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Operating Partnership may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Operating Partnership will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section
1002).

  All moneys paid by the Operating Partnership to a Paying Agent for the payment of the principal of, or any premium or interest on, any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the Holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof (Section 103).

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Prospectus Supplement (Section 307).

MERGER, CONSOLIDATION OR SALE

  The Operating Partnership may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Operating Partnership, unless
(i) the successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes, by a supplemental indenture, the Operating Partnership's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and
(iii) certain other conditions are met (Section 801).

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale," the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. The Operating Partnership will be required to cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Operating Partnership, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders (Section 1006).

  Insurance. The Operating Partnership will be required to, and to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types (Section 1008).

  Payment of Taxes and Other Claims. The Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or any Subsidiary or upon the income, profits or property of the Operating Partnership or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1007).

  Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or Section 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or Section 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing

Date (i) transmit by mail to all Holders of Debt Securities whose names appear in the Security Register for such Debt Securities, as their names and addresses appear in the Security Register for such Debt Securities, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with any Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

  Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than intercompany debt representing Indebtedness to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Indebtedness is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to Outstanding Debt Securities, if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of
(i) Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Trustee (or such reports of the Company if filed by the Operating Partnership with the Trustee in lieu of filing its own reports) prior to the incurrence of such additional Indebtedness and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets") (Section 1009).

  In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than
1.5 to 1, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had occurred at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1009). Further, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis would be greater than 40% of Adjusted Total Assets. As used herein, "Secured Indebtedness" means Indebtedness secured by any mortgage, lien, charge, encumbrance, trust, deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets.

  For purposes of the foregoing provisions regarding the limitation on the incurrence of Indebtedness, Indebtedness shall be deemed to be "incurred" by the Operating Partnership or a Subsidiary whenever the Operating Partnership and its Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof (Section 1009).

  Maintenance of Total Unencumbered Assets. For so long as there are Outstanding any Debt Securities (other than Debt Securities that are not, by their terms, entitled to the benefit of this covenant), the Operating Partnership is required to maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Indebtedness (as defined below) (Section 1009).

  As used herein:

  "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness of the Operating Partnership and its Subsidiaries.

  "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (i) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries,
(b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of Indebtedness discount, (d) losses and provisions for losses on properties, (e) depreciation and amortization, (f) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (g) amortization of deferred charges and (h) the effect of net losses of joint ventures in which the Operating Partnership or any Subsidiary owns an interest to the extent not requiring a use of cash, and (ii) less amounts which have been included for (a) gains from sales or dispositions of properties and (b) the effect of net income of joint ventures in which the Operating Partnership or any Subsidiary owns an interest to the extent not providing a source of cash.

  "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or such Subsidiary, as applicable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance of any security interest existing on property owned by the Operating Partnership or such Subsidiary,
(iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or such Subsidiary as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or such Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary).

  "Subsidiary" means Weeks Realty Services, Weeks Construction Services and any other corporation, partnership or limited liability company more than 50% of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries, or by the Operating Partnership and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and straight-line rents receivable).

  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Indebtedness, excluding infrastructure assessment bonds and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles and straight-line rents receivable) which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Indebtedness.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Indebtedness" means Indebtedness which is (i) not subordinated to any other Indebtedness and (ii) not secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Operating Partnership or any Subsidiary.

  Additional Covenants. Any additional or different covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (i) failure to pay any interest on any Debt Securities of that series when due, and continuance of such failure for a period of 30 days; (ii) failure to pay principal of or any premium on any Debt Security of that series when due; (iii) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (iv) failure to perform any other covenant of the Operating Partnership in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), that has continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; (v) failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any Indebtedness for money borrowed by the Operating Partnership, if, in the case of any such failure, such Indebtedness has not been discharged or, in the case of any such acceleration, such Indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture, if the aggregate outstanding principal amount of indebtedness under the instrument with respect to which such default or acceleration has occurred exceeds $10 million; (vi) certain events of bankruptcy, insolvency or reorganization of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (vii) any other event of default provided with respect to a particular series of Debt Securities (Section 501).

  If an Event of Default (other than an Event of Default described in clause
(vi) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (vi) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture (Section 502). For information as to waiver of defaults, see "--Modification and Waiver."

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Section 508).

  Within 120 days after the close of each fiscal year, the Operating Partnership will be required to furnish to the Trustee a statement by certain of the Company's officers as to whether the Operating Partnership, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults (Section 1004).

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Operating Partnership and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt

Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (ii) reduce the principal amount of, or any premium or interest on, any Debt Security, (iii) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (vi) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (vii) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify such provisions with respect to modification and waiver (Section 902).

  The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by the Operating Partnership with certain restrictive provisions of the Indenture (Section 1011). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Section
513).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date and (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security. Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding (Section 101).

  Except in certain limited circumstances, the Operating Partnership will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Operating Partnership (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

  Modifications and amendments of the Indenture may be made by the Operating Partnership and the Trustee without the consent of any Holders of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Operating Partnership and the assumption by such successor of the covenants of the Operating Partnership in the Indenture and the Debt Securities; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add events of default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add to or change any provisions of the Indenture as necessary to permit or facilitate the issuance of Debt Securities in uncertificated form; (v) to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as the changes (A) do not (1) apply to any Debt Securities of any series created prior to such modification or amendment and entitled to the benefit of such provision or (2) modify the rights of the holder of any such Debt Security with respect to such provision, or (B) will only become effective when there is no such Debt Security Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series as permitted in the Indenture; or (viii) to provide for the acceptance of appointment by a successor Trustee (Section 901).

DEFEASANCE AND COVENANT DEFEASANCE

  If and to the extent indicated in the applicable Prospectus Supplement, the Operating Partnership may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series (Section 1301).

DEFEASANCE AND DISCHARGE

  The Indenture provides that, upon the Operating Partnership's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Operating Partnership will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel to the effect that the Operating Partnership has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur (Sections 1302 and 1304).

DEFEASANCE OF CERTAIN COVENANTS

  The Indenture provides that, upon the Operating Partnership's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Operating Partnership may omit to comply with certain restrictive covenants, including those described under "Certain Covenants," in the last sentence under "--Merger, Consolidation or Sale" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (iv) (with respect to such restrictive covenants) and clauses (v) and (vii) under "--Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Operating Partnership, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Operating Partnership will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Operating Partnership exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Operating Partnership would remain liable for such payments (Sections 1303 and 1304).

  "U.S. Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as a agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian of the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt (Section
1304).

NOTICES

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

TITLE

  The Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

NO CONVERSION RIGHTS

  The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

  The following discussion summarizes the United States federal income tax considerations material to a prospective holder of Common Stock. The Company has received a legal opinion from King & Spalding, which has acted as tax counsel to the Company, to the effect that the following discussion fairly summarizes the United States federal income tax considerations that are material to a holder of

Common Stock and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding. If the Company offers Securities other than Common Stock pursuant to this Prospectus, a discussion of the United States federal income tax considerations relevant to such Securities will be included in the Prospectus Supplement relating thereto.

  This discussion is based on current law. It is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As used in this section, the term "Subsidiaries" refers to Weeks Realty Services and Weeks Construction Services.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The Company has made an election to be taxed as a REIT under Sections 856 and 860 of the Code commencing with its taxable year that ended on December 31, 1994. The Company has received a legal opinion from King & Spalding to the effect that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its taxable years ended December 31, 1994, 1995, and 1996, and that its current organization and method of operation should enable it to continue to qualify as a REIT. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service ("IRS") or any court. Further, King & Spalding's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to certain relevant factual matters relating to the organization and the past, current and expected future manner of operation of the Company, the Operating Partnership and the Financing Partnership. Moreover, the Company's continued qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed by the Code and discussed below. King & Spalding will not review compliance with these tests on a continuing basis. No assurance can be given that the Company will satisfy such tests on a continuing basis. See "--Failure to Qualify" below.

  The following is a general summary of the Code provisions that govern the U.S. federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

  As a REIT, the Company generally is not subject to U.S. federal corporate income tax on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, the Company is still subject to U.S. federal income tax in the following circumstances. First, the Company is taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan or lease secured by the property) which is held primarily for sale to clients in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to clients in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis of such property at such time), and assuming the Company will make an election pursuant to Notice 88-19, such gain will be subject to tax at the highest regular corporate rate applicable (as provided in IRS regulations that have not yet been promulgated).

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The Company has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow the Company to satisfy requirements (5) and (6). In addition, the Company's Articles provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Capital Stock of the Company--Restrictions on Transfer". In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is a calendar year.

  In the case of a REIT that owns the stock of a corporation that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, the subsidiary will not be treated as a separate corporation, and the assets, liabilities, and items of income, deduction, and credit of the subsidiary will be treated as assets, liabilities, and such items of the REIT. Weeks GP and Weeks LP are "qualified REIT subsidiaries" of the Company, so the separate existence of these corporations will be ignored for U.S. federal tax purposes, and the Company will be treated as directly holding the assets and liabilities and receiving the tax items of these subsidiaries. Further, in the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests (as discussed below). Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership and the Financing Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein.

  Income Tests. For its taxable years ending on or before December 31, 1997, in order to maintain qualification as a REIT, three gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable year ending on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. Under the 30% gross income test, where a REIT holds an interest in a partnership that sells real property or where the REIT sells its interest in a partnership that holds real property, the gross income derived from such sale, to the extent attributable to real property, is deemed to be derived from the sale of real property held for the shorter of the period the partnership held the property or the REIT held its partnership interest. Therefore, for purposes of applying the 30% gross income test, the holding period of Properties held by the Operating Partnership on the closing date of the IPO will be deemed to have commenced on such date so that if the Operating Partnership sells one or more of the Properties prior to the expiration of four years after such closing date, income from the sale of those Properties will not qualify under the 30% gross income test even though the Operating Partnership has held such Properties for more than four years. The Taxpayer Relief Act of 1997 signed by the President on August 5, 1997 (the "1997 Act') repeals the 30% gross income test effective for the Company's taxable year beginning January 1, 1998.

  Rents received by the Company will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in the relevant geographic region in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant". The Company believes that, except in certain circumstances that are not believed to be material, it provides only usual and customary services to the tenants of the Properties and that any noncustomary services are provided by independent contractors. For the

Company's taxable years beginning after December 31, 1997, the "independent contractor" requirement will not apply to noncustomary services provided by the Company, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided. For this purpose, such services may not be valued at less than 150% of the Company's direct cost of providing the services.

  The Operating Partnership receives rents from a company controlled by Ray Weeks' spouse that may under certain circumstances qualify as a Related Party Tenant. The Company also receives certain other types of non-rent income, including its allocable share of any dividends and interest paid by the Subsidiaries to the Operating Partnership (which will qualify under the 95% gross income test but not under the 75% gross income test). The Company believes, however, that the aggregate amount of such income and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

  Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from the transaction is subject to 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Operating Partnership or the Financing Partnership is held for sale to customers and that the sale of any Property or Development Land by such partnerships is not in its ordinary course of business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and such partnerships will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when assets sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or such partnerships will comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business".

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally are available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the Company's excess net income. The foregoing relief provisions do not apply in the case of a failure to satisfy the 30% gross income test (which, as noted above, has been repealed commencing with the Company's 1998 taxable year).

  Asset Tests. At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership and the Financing Partnership and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's debt and equity securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. Debt of an issuer that is secured by real estate assets does not constitute a "security" for purposes of the 5% asset test. The 5% asset test must generally be met for any quarter in which a

REIT acquires securities of an issuer or other property. Thus, this requirement must be satisfied not only on the date that the Company initially acquires securities in a Subsidiary, but also each time the Company increases its ownership of securities of a Subsidiary (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their Exchange Rights).

  As described above, the Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Weeks Realty Services, Inc. and Weeks Construction Services, Inc. (the "Subsidiaries"). The Operating Partnership does not own more than 10% of the voting securities of the Subsidiaries. In addition, based upon its analysis of the estimated value of the debt and equity securities of the Subsidiaries owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership, the Company believes that its pro rata share of the debt and equity securities of each Subsidiary held by the Operating Partnership does not exceed 5% of the total value of the Company's assets, although no independent appraisals have been obtained to support this conclusion. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter in which it acquires securities of the Subsidiaries or other property, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Subsidiaries.

  Annual Distribution Requirements. As a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from "foreclosure property" (as defined above under "--Taxation of the Company (General)"), minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses (such as principal amortization or capital expenditures) exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid paying income tax (but not excise tax) on amounts distributed as deficiency dividends;

however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

  Information Regarding Stock Ownership. Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Company intends to comply with such requirements.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Any distributions made by the Company to shareholders in any year in which the Company fails to qualify will not be deductible by the Company. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

  Taxation of Taxable Domestic Shareholders. As long as the Company continues to qualify as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) are taken into account by them as ordinary income, and corporate shareholders are not eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the payor's actual net capital gain for the taxable year) without regard to the period for which the shareholder held his shares. However, corporate shareholders are required to treat up to 20% of certain capital gain dividends as ordinary income.

  Distributions in excess of current and accumulated earnings and profits are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Stock, they are included in income as capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. The tax rate to which such capital gain will be subject will depend on the shareholder's holding period for his shares. See "Taxation of Shareholders--Capital Gains Rates Under the 1997 Act" below.

  For its taxable years beginning after December 31, 1997, the Company may make an election with respect to all or part of its undistributed net capital gain. If the Company should make such an election, its shareholders would be required to include in their income as long-term capital gain their proportionate share of the Company's undistributed net capital gain as designated by the Company. The tax rate applicable to such gain is not clear under the 1997 Act. See "Taxation of Shareholders--Capital Gains Rates Under the 1997 Act" below. Each such shareholder would be deemed to have paid his proportionate share of the income tax imposed on the Company with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder. In addition, the tax basis of the shareholder's stock would be increased by his proportionate share of undistributed net capital gains included in his income less his proportionate share of the income tax imposed on the Company with respect to such gains.

  Any dividend declared by the Company in October, November, or December of any year payable to a shareholder of record on a specific date in any such month are treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders do not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, any gain or loss realized upon a taxable disposition of shares of Common Stock by a shareholder who is not a dealer in securities will be treated as a capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains depending on the holding period of the shares of Common Stock that are sold. See "Taxation of Shareholders--Capital Gains Rates Under the 1997 Act" below. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) are treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

  Capital Gains Rates Under the 1997 Act. In general, under the 1997 Act, the maximum tax rate on an individual's net capital gain is reduced from 28-percent to 20-percent. In addition, any net capital gain which otherwise would be taxed at a 15-percent rate is taxed at a 10-percent rate. However, the rates applicable to ordinary income continue to apply to the sale or exchange of capital assets held for one year or less, and the applicable tax rate under prior law, rather than the new 20-percent and 10-percent rates, will continue to apply to the sale or exchange of capital assets held for more than one year but not more than 18 months. It is unclear how the applicable rate is determined in the case of capital gain dividends paid by a REIT, which, under
Section 857 of the Code, are required to be treated as "gain from the sale or exchange of a capital asset held for more than one year." The Treasury Department is authorized to issue regulations that address the application of the new capital gains rates to sales and exchanges by REITs and to sales and exchanges of interests in REITs, but no such regulations have been issued.

  Backup Withholding. The Company reports to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders" below.

  Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). The Revenue Reconciliation Act of 1993 (the "1993 Act") has partially preempted this revenue ruling (as discussed below). In those circumstances in which the ruling still applies, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings are interpretative in nature and subject to revocation or modification by the IRS.

  In applying the stock ownership test of Section 856(h) of the Code, the 1993 Act treats beneficiaries of certain pension trusts as holding the shares of a REIT in proportion to their actuarial interests in such trust, thus permitting affected pension trusts to acquire more concentrated ownership of a REIT. However, a pension trust that owns more than 10% of a REIT must now treat a percentage of the dividends as UBTI (the "UBTI Percentage") under certain circumstances. The UBTI Percentage is determined by dividing (i) the gross income of a REIT, less related direct expenses, that would be considered to be derived from an unrelated trade or business if the REIT were a pension trust by (ii) the gross income of the REIT, less related direct expenses, for the year in which the dividends are paid. The UBTI rule would apply to a pension trust that owns more than 10% of the value of the REIT's stock only if (a) the UBTI Percentage is at least 5%,
(b) the REIT qualifies as a REIT by reason of the above modification of the stock ownership test, and (c) either one pension trust owns more than 25% of the value of the REIT's stock or a group of pension trusts individually owning more than 10% of the value of the REIT's stock collectively own more than 50% of the value of the REIT's stock.

  Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends are treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, are subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of capital stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally is subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). The Company withholds U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or
(ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. The IRS issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements.

  Distributions in excess of current and accumulated earnings and profits of the Company are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of capital stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they give rise to tax liability if the Non-U.S. Shareholder is otherwise subject to tax on any gain from the sale or disposition of his shares of capital stock as described below. If it cannot be determined at the time a distribution is made whether or not such distribution is in excess of current and accumulated earnings and profits, the distribution is subject to withholding at the rate applicable to dividends. The Small Business Job Protection Act of 1996 requires the Company to withhold 10% of any distribution to a Non-U.S. Shareholder in excess of the Company's current and accumulated earnings and profits. Accordingly, although the Company intends to withhold at a rate of 30% on the entire amount of the distribution, to the extent that the Company does not do so, any portion of the distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. The Non-U.S. Shareholder may seek a refund of such amounts from the IRS to the extent that the amount withheld from such distribution was, in fact, in excess of the U.S. income tax due with respect to such distribution.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S.

Shareholder under the FIRPTA provisions as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. federal income tax liability.

  Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Stock generally will not be subject to U.S. tax unless the capital stock constitutes a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The capital stock will not constitute a "United States real property interest" so long as the Company qualifies as a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held, directly or indirectly, by Non-U.S. Shareholders. Because the Company is publicly traded, there can be no assurance that the Company will qualify as a domestically controlled REIT. If the Company does not qualify (or ceases to qualify) as a "domestically controlled REIT," whether gain arising from the sale or exchange of capital stock by a Non-U.S. Shareholder would be subject to U.S. tax under FIRPTA will depend on whether the capital stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Shareholders interest in the Company.

  If gain on the sale or exchange of capital stock were subject to tax under FIRPTA, then (i) the Non-U.S. Shareholder would be subject to regular U.S. income tax with respect to such gain in the same manner as a U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and (ii) the purchaser of the capital stock would be required to withhold and remit to the IRS 10% of the purchase price unless the purchased capital stock was "regularly traded" on an established securities market.

  Notwithstanding the foregoing, gain from the sale or exchange of capital stock not otherwise taxable under FIRPTA will be subject to U.S. tax if (i) the investment in capital stock is treated as effectively connected with a U.S. trade or business of a Non-U.S. Shareholder, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the individual will be subject to a 30% tax on the individual's capital gains.

OTHER TAX CONSIDERATIONS

  Tax Status of Operating Partnership; Effect on REIT Qualification. All of the Company's investments are made through the Operating Partnership, which in turn owns substantially all of the interests in the Financing Partnership. The Company has received a legal opinion from King & Spalding to the effect that the Operating Partnership and the Financing Partnership will be treated for U.S. federal income tax purposes as partnerships (and not as associations taxable as a corporation). If the Operating Partnership were treated as an association taxable as a corporation, the Company would fail the 75% asset test (in addition to the 5% asset test and, likely, the 10% voting securities test). Further, if the Financing Partnership were treated as a taxable corporation, then the Company would likely fail to qualify as a REIT under the 10% voting securities test, and would also fail to qualify under the 5% test if the value of the Company's interest in the Financing Partnership (through the Operating Partnership) exceeded 5% of the value of the Company's assets. Furthermore, in such a situation, distributions from such partnerships would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to meet such test, and the Company would not be able to deduct its share of any losses generated by such partnerships in computing its taxable income. See "--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  Depreciation. The Partnership's initial income tax basis in the Properties acquired in exchange for Units generally is the same as the transferor's basis in such Property on the date of acquisition by the Partnership, except to the extent that gain is recognized by the transferor in connection with the transfer. The Partnership generally depreciates such Properties under the alternative depreciation system of depreciation ("ADS"), using a 40-year recovery period and the straight-line method with respect to the building and structural components of such Properties. The Partnership's tax depreciation deductions will be allocated among the Partners in accordance with their respective percentage interests in the Partnership, except as otherwise required pursuant to Section 704(c) of the Code.

  State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

                             PLAN OF DISTRIBUTION

  The Company and the Operating Partnership may sell the Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the initial public offering price, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed.

  If underwriters are used in the sale of the Securities, the Securities may be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If dealers are used in the sale of the Securities, the Company or the Operating Partnership will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Securities may be sold directly by the Company or the Operating Partnership through agents designated by the Company or the Operating Partnership from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company or the Operating Partnership to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company or the Operating Partnership and any profit on the resale of the Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  If so indicated in the Prospectus Supplement, the Company or the Operating Partnership, as the case may be, will authorize dealers or agents to solicit offers from certain types of institutions to purchase Securities from the Company or the Operating Partnership, as the case may be, at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company and the Operating Partnership to indemnification by the Company or the Operating Partnership against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make with respect thereto. Underwriters, agents and dealers may engage in transactions with, or perform services for, the Company or the Operating Partnership in the ordinary course of business.

  The Preferred Stock, the Common Stock Warrants and the Debt Securities may or may not be listed on a national securities exchange. The Common Stock currently trades on the NYSE, and any Common Stock offered hereby will be listed on the NYSE, subject to an official notice of issuance. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by King & Spalding, Atlanta, Georgia. George D. Busbee, a director of the Company, is of counsel to King & Spalding.

                                    EXPERTS

  The consolidated and combined financial statements and related financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A-2 filed with the Commission on September 26, 1997 incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

  The consolidated and combined financial statements and related financial statement schedule of the Operating Partnership included in the Operating Partnership's Registration Statement on Form 10 dated August 1, 1997 and filed with the Commission on August 4, 1997, as amended by Pre-Effective Amendment No. 3 to Form 10 filed with the Commission on October 1, 1997, incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

  The combined financial statements of Lichtin Properties included in the Company's Current Report on Form 8-K dated November 5, 1996 and filed November 6, 1996, incorporated by reference in the Company's Current Report on Form 8-K dated December 31, 1996 and filed on January 15, 1997, as amended by Form 8-K/A dated December 31, 1996 and filed on March 14, 1997, all incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such report.

  The combined financial statements of NWI Warehouse Group included in the Company's Current Report on Form 8-K dated November 1, 1996 and filed on November 6, 1996, as amended by Form 8-K/A dated November 1, 1996 and filed on November 8, 1996, incorporated by reference in the Company's Current Report on Form 8-K dated March 25, 1997 and filed on March 26, 1997, all incorporated by reference in this Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of such firm as experts in giving such report.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Prospectus Supplement Summary............................................ S-3
The Company.............................................................. S-9
Use of Proceeds.......................................................... S-9
Capitalization........................................................... S-10
Business and Properties.................................................. S-11
Selected Financial and Other Information................................. S-25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-27
Management............................................................... S-33
Description of Series A Preferred Shares................................. S-34
Certain Federal Income Tax Considerations................................ S-38
Underwriting............................................................. S-40
Validity of Securities................................................... S-41
Experts.................................................................. S-41

                                  PROSPECTUS
Available Information....................................................    2
Incorporation of Certain
 Documents by Reference..................................................    2
The Company and the Operating Partnership................................    4
Use of Proceeds..........................................................    5
Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock
 Dividends...............................................................    5
Description of Capital Stock.............................................    6
Description of Common Stock Warrants.....................................   11
Description of Debt Securities...........................................   12
Federal Income Tax Considerations........................................   25
Plan of Distribution.....................................................   35
Legal Matters............................................................   36
Experts..................................................................   36

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                                6,000,000 SHARES

                               WEEKS CORPORATION

              8.00% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

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                   [LOGO OF WEEKS CORPORATION APPEARS HERE]
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                              GOLDMAN, SACHS & CO.

                           A.G. EDWARDS & SONS, INC.

                           MORGAN STANLEY DEAN WITTER

                         THE ROBINSON-HUMPHREY COMPANY

                      REPRESENTATIVES OF THE UNDERWRITERS


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